Exhibit 99.4

FEDERAL DEPOSIT INSURANCE CORPORATION

Washington, D.C. 20429

FORM 10-Q

☒ QUARTERLY REPORT PURSUANT TO SECTION 13 OR 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934

For the quarterly period ended September 30, 2020

OR

☐ TRANSITION REPORT PURSUANT TO SECTION 13 OR 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934

For the transition period from ________ to _______

Commission File Number: n/a

CARTER BANK & TRUST

(Name of registrant as specified in its charter)

Virginia	20-5539935
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)
1300 Kings Mountain Road, Martinsville, Virginia	24112
(Address of principal executive offices)	(Zip Code)

(276) 656-1776

(Registrant’s telephone number, including area code)

n/a

(Former name, former address and former fiscal year, if changed since last report)

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock, $1 par value	CARE	Nasdaq Global Select Market

Indicate by check mark whether the registrant (1) has filed all reports required to be filed by Section 13 or 15(d) of the Securities Exchange Act of 1934 during the preceding 12 months (or for such shorter period that the registrant was required to file such reports), and (2) has been subject to such filing requirements for the past 90 days. Yes ☒  No ☐

Indicate by check mark whether the registrant has submitted electronically and posted on its corporate website, if any, every Interactive Data File required to be submitted and posted pursuant to Rule 405 of Regulation S-T (§232-405 of this chapter) during the preceding 12 months (or for such shorter period that the registrant was required to submit and post such files).

Yes ☐  No ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, or a non-accelerated filer, a smaller reporting company, or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer ☐	Accelerated filer ☒
Non-accelerated filer ☐ (Do not check if smaller reporting company)	Smaller reporting company ☐
Emerging growth company ☐

If an emerging growth company, indicate by checkmark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Indicate by check mark whether the registrant is a shell company (as defined in Rule 12b-2 of the Exchange Act).

Yes ☐ No ☒

As of November 2, 2020 there were 26,386,901 shares of the registrant’s common stock issued and outstanding.

PART I - FINANCIAL INFORMATION

Item 1 - FINANCIAL STATEMENTS

CARTER BANK & TRUST

CONSOLIDATED BALANCE SHEETS

	(Unaudited)
	September 30,	*December 31,
(Dollars in Thousands Except Per Share Data)	2020	2019
ASSETS
Cash and Due from Banks	$37,688	$41,386
Interest-Bearing Deposits in Other Financial Institutions	6,267	45,156
Federal Reserve Bank Excess Reserves	107,219	39,270
Total Cash and Cash Equivalents	151,174	125,812
Securities Available-for-Sale, at Fair Value	777,986	742,617
Loans Held-for-Sale	32,104	19,714
Portfolio Loans	2,985,921	2,884,766
Allowance for Loan Losses	(49,965)	(38,762)
Portfolio Loans, net	2,935,956	2,846,004
Bank Premises and Equipment, net	87,439	85,942
Other Real Estate Owned, net	16,410	18,324
Goodwill	-	62,192
Federal Home Loan Bank Stock, at Cost	5,093	4,113
Bank Owned Life Insurance	53,651	52,597
Other Assets	74,312	48,793
Total Assets	$4 ,134,125	$4,006,108

LIABILITIES
Deposits:
Noninterest-Bearing Demand	$665,813	$554,875
Interest-Bearing Demand	351,066	286,561
Money Market	211,465	140,589
Savings	622,806	561,814
Certificates of Deposit	1,762,645	1,960,406
Total Deposits	3,613,795	3,504,245
Federal Home Loan Bank Borrowings	35,000	10,000
Other Liabilities	50,523	18,752
Total Liabilities	3,699,318	3,532,997

SHAREHOLDERS' EQUITY
Common Stock, Par Value $1 Per Share, Authorized 100,000,000 Shares; 26,386,901 Outstanding at September 30, 2020 and 26,334,229 at December 31, 2019	26,387	26,334
Additional Paid-in-Capital	143,244	142,492
Retained Earnings	251,669	304,158
Accumulated Other Comprehensive Income	13,507	127
Total Shareholders' Equity	434,807	473,111
Total Liabilities and Shareholders' Equity	$4,134,125	$4,006,108

See accompanying notes to unaudited consolidated financial statements.

*Derived from audited consolidated financial statements.

CARTER BANK & TRUST

CONSOLIDATED STATEMENTS OF (LOSS) INCOME

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
(Dollars in Thousands except Per Share Data)	2020	2019	2020	2019
INTEREST INCOME
Loans, including fees
Taxable	$28,511	$32,270	$88,885	$94,773
Non-Taxable	1,894	2,309	6,020	7,366
Investment Securities
Taxable	3,150	4,697	11,246	13,102
Non-Taxable	360	263	850	1,695
FRB Excess Reserves	31	228	193	1,280
Interest on Bank Deposits	1	329	75	1,061
Dividend Income	39	58	170	84
Total Interest Income	33,986	40,154	107,439	119,361
Interest Expense
Interest Expense on Deposits	8,432	12,065	28,164	35,381
Interest Expense on Federal Funds Purchased	-	-	1	-
Interest on Other Borrowings	118	19	312	59
Total Interest Expense	8,550	12,084	28,477	35,440
NET INTEREST INCOME	25,436	28,070	78,962	83,921
Provision for Loan Losses	2,914	1,390	13,185	4,386
Net Interest Income After Provision for Loan Losses	22,522	26,680	65,777	79,535
NONINTEREST INCOME
Gain on Sales of Securities, net	2,388	659	5,923	1,599
Service Charges, Commissions and Fees	1,205	1,111	3,045	3,229
Debit Card Interchange Fees	1,559	1,340	4,270	3,834
Insurance	482	454	2,123	1,097
Bank Owned Life Insurance Income	351	362	1,054	1,079
Other Real Estate Owned Income	58	96	279	617
Fee Income on Interest Rate Swap	1,572	-	3,120	-
Other	360	134	1,177	906
Total Noninterest Income	7,975	4,156	20,991	12,361
NONINTEREST EXPENSE
Salaries and Employee Benefits	13,036	12,952	39,106	37,796
Occupancy Expense, net	3,413	3,040	10,077	8,703
FDIC Insurance Expense	547	(426)	1,628	721
Other Taxes	809	747	2,343	2,101
Advertising Expense	404	205	1,410	702
Telephone Expense	578	557	1,725	1,624
Professional and Legal Fees	1,474	1,318	3,310	2,947
Data Processing	836	556	1,917	1,775
Losses on Sales and Write-downs of Other Real Estate Owned, net	1,305	293	1,357	569
Loss on Sales and Write-downs of Bank Premises	17	31	88	23
Debit Card Expense	764	620	1,989	2,160
Tax Credit Amortization	272	563	816	1,689
Unfunded Loan Commitment Expense	(348)	158	251	376
Other Real Estate Owned Expense	94	167	411	233
Goodwill Impairment Expense	62,192	-	62,192	-
Other	1,907	1,996	6,314	6,124
Total Noninterest Expense	87,300	22,777	134,934	67,543
(Loss) Income Before Taxes	(56,803)	8,059	(48,166)	24,353
Income Tax Provision	875	458	634	1,384
Net (Loss) Income	$(57,678)	$7,601	$(48,800)	$22,969
Earnings per Common Share
Basic (Loss) Earnings Per Common Share	$(2.19)	$0.29	$(1.85)	$0.87
Diluted (Loss) Earnings Per Common Share	$(2.19)	$0.29	$(1.85)	$0.87
Average Shares Outstanding-Basic	26,385,189	26,333,929	26,377,626	26,320,472
Average Shares Outstanding-Diluted	26,385,189	26,352,910	26,377,626	26,331,268

See accompanying notes to unaudited consolidated financial statements.

CARTER BANK & TRUST

CONSOLIDATED STATEMENTS OF COMPREHENSIVE (LOSS) INCOME

	Three Months Ended September 30,		Nine Months Ended September 30,
(Dollars in Thousands)	2020	2019	2020	2019
Net (Loss) Income	$(57,678)	$7,601	$(48,800)	$22,969
Other Comprehensive Income:
Net Unrealized Gains on Securities Available-for-Sale:
Net Unrealized Gains Arising during the Period	6,434	3,320	22,860	20,394
Reclassification Adjustment for Gains included in Net (Loss) Income	(2,388)	(659)	(5,923)	(1,599)
Net Unrealized Gains Recognized in Other Comprehensive Income	4,046	2,661	16,937	18,795
Tax Effect	(850)	(559)	(3,557)	(3,947)
Other Comprehensive Income	3,196	2,102	13,380	14,848
Comprehensive (Loss) Income	$(54,482)	$9,703	$(35,420)	$37,817

See accompanying notes to unaudited consolidated financial statements.

CARTER BANK & TRUST

CONSOLIDATED STATEMENTS OF CHANGES IN SHAREHOLDERS’ EQUITY

	For the Three Months Ended September 30, 2020 and 2019
Dollars in Thousands)	Common Stock	Additional Paid-in- Capital	Retained Earnings	Accumulated Other Comprehensive Income	Total Shareholders' Equity
Balance June 30, 2020	$26,385	$143,016	$309,347	$10,311	$489,059
Net Loss	-	-	(57,678)	-	(57,678)
Other Comprehensive Income, Net of Tax	-	-	-	3,196	3,196
Issuance of Restricted Stock (2,100 shares)	2	(2)	-	-	-
Recognition of Restricted Stock Compensation Expense	-	230	-	-	230
Balance September 30, 2020 (Unaudited)	$26,387	$143,244	$251,669	$13,507	$434,807

Balance June 30, 2019	$26,334	$142,268	$292,951	$2,680	$464,233
Net Income	-	-	7,601	-	7,601
Other Comprehensive Income, Net of Tax	-	-	-	2,102	2,102
Recognition of Restricted Stock Compensation Expense	-	112	-	-	112
Balance September 30, 2019 (Unaudited)	$26,334	$142,380	$300,552	$4,782	$474,048

	For the Nine Months Ended September 30, 2020 and 2019
Dollars in Thousands)	Common Stock	Additional Paid-in- Capital	Retained Earnings	Accumulated Other Comprehensive Income (Loss)	Total Shareholders' Equity
Balance December 31, 2019	$26,334	$142,492	$304,158	$127	$473,111
Net Loss	-	-	(48,800)	-	(48,800)
Other Comprehensive Income, Net of Tax	-	-	-	13,380	13,380
Dividends Declared ($0.14 per share)	-	-	(3,689)	-	(3,689)
Forfeiture of Restricted Stock (2,484 shares)	(2)	2	-	-	-
Recognition of Restricted Stock Compensation Expense	-	805	-	-	805
Issuance of Restricted Stock (55,156 shares)	55	(55)	-	-	-
Balance September 30, 2020 (Unaudited)	$26,387	$143,244	$251,669	$13,507	$434,807

Balance December 31, 2018	$26,270	$142,175	$277,835	$(10,066)	$436,214
Cumulative Effect of Adopting New Lease Standard	-	-	(252)	-	(252)
Balance December 31, 2018 adjusted for Cumulative Effect	$26,270	$142,175	$277,583	$(10,066)	$435,962
Net Income	-	-	22,969	-	22,969
Other Comprehensive Income, Net of Tax	-	-	-	14,848	14,848
Forfeiture of Restricted Stock (403 shares)	-	-	-	-	-
Recognition of Restricted Stock Compensation Expense	-	269	-	-	269
Issuance of Restricted Stock (64,158 shares)	64	(64)	-	-	-
Balance September 30, 2019 (Unaudited)	$26,334	$142,380	$300,552	$4,782	$474,048

See accompanying notes to unaudited consolidated financial statements.

CARTER BANK & TRUST

CONSOLIDATED STATEMENTS OF CASH FLOWS

(Unaudited) (Dollars in Thousands)	Nine Months Ended September 30, 2020	Nine Months Ended September 30, 2019
OPERATING ACTIVITIES
Net (loss) income	$(48,800)	$22,969
Adjustments to Reconcile Net (Loss) Income to Net Cash (Used In) Provided by Operating Activities:
Provision for Loan Losses	13,185	4,386
Goodwill Impairment	62,192	-
Origination of Loans Held-for-Sale	(511,344)	(164,098)
Proceeds From Loans Held-for-Sale	498,954	146,143
Depreciation of Bank Premises and Equipment, Net	4,589	3,909
Deferred Income Tax (Benefit) Provision	(1,268)	1,586
Net Amortization of Securities	2,529	3,023
Tax Credit Amortization	816	1,689
Gains on Sales of Securities, Net	(5,923)	(1,599)
Write-downs of Other Real Estate Owned, Net	1,420	327
(Gains) Loss on Sales of Other Real Estate Owned, Net	(63)	242
Loss on Sales and Write-downs of Bank Premises and Equipment	88	23
Increase in the Value of Life Insurance Contracts	(1,054)	(1,079)
Recognition of Restricted Stock Compensation Expense	805	269
(Increase) Decrease in Other Assets	(28,624)	8,753
Increase in Other Liabilities	1,313	2,090
Net Cash (Used In) Provided By Operating Activities	(11,185)	28,633

INVESTING ACTIVITIES
Securities Available-for-Sale:
Proceeds from Sales	149,301	312,727
Proceeds from Maturities, Redemptions, and Pay downs	61,127	146,744
Purchases	(195,008)	(385,089)
Purchase of Bank Premises and Equipment, Net	(8,395)	(6,463)
Proceeds from Sales of Bank Premises and Equipment, Net	-	1,135
Loan Originations and Payments, Net	(103,844)	(203,465)
Other Real Estate Owned Improvements	(19)	-
Purchase of Federal Home Loan Bank Stock	(1,062)	(3,688)
Redemption of Federal Home Loan Bank Stock	82	-
Proceeds from Sales and Payments of Other Real Estate Owned	3,504	11,008
Net Cash Used In Investing Activities	(94,314)	(127,091)

FINANCING ACTIVITIES
Net Change in Demand, Money Markets and Savings Accounts	307,311	7,295
Decrease in Time Deposits	(197,761)	(76,495)
Proceeds from Federal Home Loan Bank Borrowings	25,000	-
Cash Dividends Paid	(3,689)	-
Net Cash Provided by (Used In) Financing Activities	130,861	(69,200)

Net Increase (Decrease) in Cash and Cash Equivalents	25,362	(167,658)
Cash and Cash Equivalents at Beginning of Period	125,812	293,823

Cash and Cash Equivalents at End of Period	$151,174	$126,165

See accompanying notes to unaudited consolidated financial statements.

CARTER BANK & TRUST

CONSOLIDATED STATEMENTS OF CASH FLOWS (Continued)

(Unaudited) (Dollars in Thousands)	Nine Months Ended September 30, 2020	Nine Months Ended September 30, 2019
Supplementary Data:
Cash Paid for Interest	$29,041	$34,833
Cash Paid for Income Taxes	$416	$200
Transfer from Loans to Other Real Estate Owned	$707	$302
Transfer from Bank Premises and Equipment to Other Real Estate Owned	$2,221	$706
Security (Purchases) Sales Settled in Subsequent Period	$(30,458)	$(8,706)
Right-of-use Asset Recorded in Exchange for Lease Liabilities	$621	$1,659

See accompanying notes to unaudited consolidated financial statements.

CARTER BANK & TRUST

NOTES TO UNAUDITED CONSOLIDATED FINANCIAL STATEMENTS

NOTE 1 – BASIS OF PRESENTATION

Principles of Consolidation:  The interim Consolidated Financial Statements include the accounts of Carter Bank & Trust and its wholly owned subsidiary. All significant intercompany transactions have been eliminated in consolidation.

Basis of Presentation: The accompanying unaudited Consolidated Financial Statements have been prepared in accordance with accounting principles generally accepted in the United States of America (“GAAP”) for interim financial reporting and with applicable quarterly reporting regulations of the Securities and Exchange Commission (the “SEC”). They do not include all of the information and notes required by GAAP for complete financial statements. Therefore, these Consolidated Financial Statements should be read in conjunction with the Consolidated Financial Statements and notes thereto included in the Carter Bank & Trust Annual Report on Form 10-K for the year ended December 31, 2019. In the opinion of management, the accompanying interim financial information reflects all adjustments, consisting only of normal recurring adjustments, necessary to present fairly our financial position and the results of operations for each of the interim periods presented. Results of operations for interim periods are not necessarily indicative to the results of operations that may be expected for a full year or any future period.

Reclassification: Certain reclassifications have been made to the prior period financial statements to conform to the current period presentation. Reclassifications had no effect on prior year net income or shareholders’ equity.

Use of Estimates: The preparation of financial statements in conformity with GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the consolidated financial statements and the reported amounts of revenues and expenses during the reporting period. Those estimates and assumptions affect the amounts reported in the consolidated financial statements and the disclosures provided. Actual results could differ from those estimates.

Goodwill and Long-Lived Assets: Goodwill represents the excess of the purchase price over the sum of the estimated fair values of tangible and identifiable intangible assets acquired less the estimated fair value of the liabilities assumed. Goodwill has an indefinite useful life and is evaluated for impairment annually or more frequently if events and circumstances indicate that the asset might be impaired. Long-lived assets are those that provide the Bank with a future economic benefit beyond the current year or operating period. Long-lived assets are reviewed for impairment whenever events or circumstances indicate that the carrying amount of an asset is greater than the fair value of the asset. Assets to be disposed of are reported at the lower of the cost or the fair value, less costs to sell.

Effective January 1, 2020, the Bank adopted Accounting Standards Update (“ASU”) No. 2017-04, “Intangibles – Goodwill and Other (Topic 350): Simplifying the Test for Goodwill Impairment”, which simplifies the subsequent measurement of goodwill by eliminating Step 2 from the goodwill impairment test. The goodwill impairment test is performed by comparing the fair value of a reporting unit with its carrying amount. An impairment charge would be recognized for the amount by which the carrying amount exceeds the reporting unit’s fair value, to the extent that the loss recognized does not exceed the amount of goodwill allocated to that reporting unit.

CARTER BANK & TRUST

NOTES TO UNAUDITED CONSOLIDATED FINANCIAL STATEMENTS (Continued)

Management has determined that the Bank has one reporting unit. At September 30, 2020, the Bank considered the anticipated reduction in earnings due to the on-going economic market disruption, the sustained decline of the Bank’s stock price in relation to other bank indexes and the length of time that the market value of the reporting unit has been below its book value as triggering events. Therefore, the Bank completed a quantitative analysis to assess whether or not goodwill was impaired.  The analysis estimated fair value of the reporting unit to be less than the carrying value. The Bank has recorded an impairment charge of $62.2 million as of September 30, 2020. The impairment charge is a non-cash charge that does not affect regulatory capital ratios, liquidity, or our overall financial strength.

Derivative Financial Instruments-Interest Rate Swaps: In accordance with applicable accounting guidance for derivatives and hedging, all derivatives are recognized as either assets or liabilities on the balance sheet at fair value. Interest rate swaps are contracts in which a series of interest rate flows (fixed and variable) are exchanged over a prescribed period. The notional amounts on which the interest payments are based are not exchanged. These derivative positions relate to transactions in which we enter into an interest rate swap with a commercial customer while at the same time entering into an offsetting interest rate swap with another financial institution, or counterparty. In connection with each transaction, the Bank originates a floating rate loan to the customer at a notional amount. In turn, the customer contracts with the counterparty to swap the stream of cash flows associated with the floating interest rate loan with the Bank for a stream of fixed interest rate cash flows based on the same notional amount as the Bank’s loan. The transaction allows our customer to effectively convert a variable rate loan to a fixed rate loan with The Bank receiving a variable rate. These agreements could have floors or caps on the contracted interest rates.

Pursuant to our agreements with various financial institutions, we may receive collateral or may be required to post collateral based upon mark-to-market positions. Beyond unsecured threshold levels, collateral in the form of cash or securities may be made available to counterparties of interest rate swap transactions. Based upon our current positions and related future collateral requirements relating to them, we believe any effect on our cash flow or liquidity position to be immaterial.

Derivatives contain an element of credit risk, the possibility that we will incur a loss because a counterparty, which may be a financial institution or a customer, fails to meet its contractual obligations. All derivative contracts with financial institutions may be executed only with counterparties approved by our Asset and Liability Committee (“ALCO”) and all derivatives with customers are approved by a team of qualified members from senior management who have been trained to understand the risk associated with interest rate swaps and have past industry experience. Interest rate swaps are considered derivatives but are not accounted for using hedge accounting. As such, changes in the estimated fair value of the derivatives are recorded in current earnings in the Consolidated Statements of Comprehensive (Loss) Income.

The Cares Act:

On March 27, 2020, the Coronavirus Aid, Relief and Economic Security Act ("CARES Act") was signed into law, which, in part, established a loan program administered through the Small Business Administration ("SBA"), referred to as the Paycheck Protection Program ("PPP"). Under the PPP, small businesses, sole proprietorships, independent contractors, non-profit organizations and self-employed individuals could apply for loans from existing SBA lenders and other approved regulated lenders that enroll in the program, subject to numerous limitations and eligibility criteria. The Bank is participating as a lender in the PPP program. All loans have a 1% interest rate and the Bank earns a fee that is based upon a tiered schedule corresponding with the amount of the loan to the borrower, which is deferred and recognized over the life of the loan. Based upon the borrower meeting certain criteria as defined by the CARES act, the loan maybe forgiven by the SBA. The Bank reports these loans at their principal amount outstanding, net of unearned income, unamortized deferred loan fee income and loan origination costs. Interest is accrued as earned and loan origination fees and direct costs are deferred and accreted or amortized into interest income, as an adjustment to the yield, over the life of the loan using the level yield method. When a PPP loan is paid off or forgiven by the SBA, the remaining unaccreted or unamortized net origination fees or costs are immediately recognized into income.

CARTER BANK & TRUST

NOTES TO UNAUDITED CONSOLIDATED FINANCIAL STATEMENTS (Continued)

Section 4013 of the CARES Act, “Temporary Relief From Troubled Debt Restructurings,” allows financial institutions the option to temporarily suspend certain requirements under GAAP related to troubled debt restructurings (“TDRs”) for a limited period of time during the COVID-19 pandemic. On April 7, 2020, the joint federal regulatory agencies issued a statement, “Interagency Statement on Loan Modifications and Reporting for Financial Institutions Working With Customers Affected by the Coronavirus (Revised)” (“Interagency Statement)”), which further discusses loan modifications related to COVID-19. The Bank has extended up to a 180 day delay in loan principal and/or interest payments for customers affected by the COVID-19 pandemic. These customers must meet certain criteria, such as they were in good standing and not more than 30 days past due either as of December 31, 2019, or as of the implementation of the modification program under the Interagency Statement, as well other requirements noted in the regulatory agencies’ revised statement. Based on the CARES Act provisions and the guidance noted above, The Bank does not classify the COVID-19 loan modifications as TDRs, nor are the customers considered past due with regards to their delayed payments to the extent they meet the criteria. Upon exiting the loan modification deferral program, the measurement of loan delinquency will resume where it left off upon entry into the program. In the third quarter of 2020, The Bank began Phase II of the modification deferral program under the CARES Act. The Bank did a comprehensive evaluation of the ability of the borrower to repay and evaluated the appropriateness of an additional deferral program, which would required more scrutiny, including the borrower’s ability to repay.

Newly Adopted Pronouncements in 2020: In August 2016, the Financial Accounting Standards Board (“FASB”) issued ASU No. 2016-15, “Statement of Cash Flows (Topic 230): Classification of Certain Cash Receipts and Cash Payments”. The update addresses eight specific cash flow issues with the objective of reducing the existing diversity in practice. This accounting guidance became effective on January 1, 2020. The adoption of the guidance did not have a material effect on the Bank’s financial position, results of operation or disclosures.

In August 2018, the FASB issued ASU 2018-13, “Fair Value Measurement (Topic 820): Disclosure Framework—Changes to the Disclosure Requirements for Fair Value Measurement”. The amendments modify the disclosure requirements in Topic 820 to add disclosures regarding changes in unrealized gains and losses, the range and weighted average of significant unobservable inputs used to develop Level 3 fair value measurements and the narrative description of measurement uncertainty. Certain disclosure requirements in Topic 820 are also removed or modified. The Bank adopted this ASU on January 1, 2020. The amendments in this ASU did not materially impact our Consolidated Balance Sheets or Consolidated Statements of Comprehensive Income.

In January 2017, the FASB issued ASU No. 2017-04, “Intangibles – Goodwill and Other (Topic 350): Simplifying the Test for Goodwill Impairment”. The main objective of ASU is to simplify the current requirements for testing goodwill for impairment by eliminating step two from the goodwill impairment test. The amendments are expected to reduce the complexity and costs associated with performing the goodwill impairment test, which could result in recording impairment charges sooner. The Bank adopted the amendments of this ASU on January 1, 2020. During the third quarter of 2020, the Bank recorded an impairment charge of $62.2 million as the estimated fair value of the reporting unit was less than the carrying value.

CARTER BANK & TRUST

NOTES TO UNAUDITED CONSOLIDATED FINANCIAL STATEMENTS (Continued)

Accounting Statements Issued But Not Yet Adopted: In December 2019, the FASB issued ASU No. 2019-12, Income Taxes (Topic 740): Simplifying the Accounting for Income Taxes. The amendments in this ASU simplifies the accounting for income taxes by removing certain exceptions and improves the consistent application of GAAP by clarifying and amending other existing guidance. The amendments in this ASU will be effective on January 1, 2021 and are not expected to have any impact on our consolidated financial statements.

In March 2020, the FASB issued ASU No. 2020-04, Reference Rate Reform (Topic 848): Facilitation of the Effects of Reference Rate Reform on Financial Reporting. The amendments in this ASU provide optional guidance for a limited period of time to ease the potential burden in accounting for or recognizing the effects of reference rate reform on financial reporting. The amendments provide optional expedients and exceptions for applying GAAP to loan and lease agreements, derivative contracts, and other transactions affected by the anticipated transition away from LIBOR toward new interest rate benchmarks. Modified contracts that meet certain scope guidance are eligible for relief from the modification accounting requirements in US GAAP. The optional guidance generally allows for the modified contract to be accounted for as a continuation of the existing contract and does not require contract remeasurement at the modification date or reassessment of a previous accounting determination. The amendments in this ASU are effective as of March 12, 2020 through December 31, 2022. We are evaluating the impacts of this ASU and have not yet determined whether LIBOR transition and this ASU will have material effects on our business operations and consolidated financial statements.

In June 2016, the FASB issued ASU No. 2016-13, “Financial Instruments – Credit Losses (Topic 326): Measurement of Credit Losses on Financial Instruments”, universally referred to as Current Expected Credit Loss (“CECL”). The amendments in this ASU, among other things, require the measurement of all expected credit losses for financial assets held at the reporting date based on historical experience, current conditions, and reasonable and supportable forecasts. Financial institutions and other organizations will now use forward-looking information to better inform their credit loss estimates. Many of the loss estimation techniques applied today will still be permitted, although the inputs to those techniques will change to reflect the full amount of expected credit losses. In addition, the ASU amends the accounting for credit losses on available-for-sale debt securities and purchased financial assets with credit deterioration. For periodic report filers that are not smaller reporting companies, such as the Bank, this standard (Topic 326) is effective as of January 1, 2020.

The Bank has elected to take advantage of Section 4014 of the CARES Act provision to temporarily delay adoption of the CECL methodology. The Bank was subject to the adoption of the CECL accounting method under FASB ASU 2016-03 and related amendments, Financial Instruments – Credit Losses (Topic 326). However, the Bank elected under the CARES Act to defer the implementation of CECL until the earlier of when the national emergency related to the outbreak of COVID-19 ends or December 31, 2020.

The Bank’s CECL Committee, which includes members from Credit Administration, Accounting/Finance, Risk Management and Internal Audit, has oversight by the Chief Executive Officer, Chief Financial Officer, and Chief Credit Officer. We engaged a third-party to assist us in developing our CECL model and to assist with evaluation of data and methodologies related to this standard.

CARTER BANK & TRUST

NOTES TO UNAUDITED CONSOLIDATED FINANCIAL STATEMENTS (Continued)

As part of its process of adopting CECL, management implemented a third party software solution and determined appropriate loan segments, methodologies, model assumptions and qualitative components. Our CECL model includes portfolio loan segmentation based upon similar risk characteristics and both a quantitative and qualitative component of the calculation which incorporates a forecasting component of certain economic variables. Our implementation plan also includes the assessment and documentation of appropriate processes, policies and internal controls. Management had a third party independent consultant review and validate our CECL model.

Parallel runs utilizing data from the current and previous quarters in 2020 and 2019, incorporate elements of our operational procedures and internal controls. Our current parallel run includes the composition, characteristics and quality of our loan portfolio as well as current market economic conditions and forecasts as of the adoption date.

In addition, ASU 2016-13 amends the accounting for credit losses on certain debt securities. Based upon the nature and characteristics of our securities portfolio at the adoption date, management does not expect to record any allowance for credit losses on its debt securities as a result of adopting ASU 2016-13.

The ultimate impact of adopting ASU 2016-13, and at each subsequent reporting period, is highly dependent on credit quality, macroeconomic forecasts and conditions, composition of our loans and available-for-sale securities portfolio, along with other management judgments. The transition adjustment to record the allowance for loan losses (“ALL”) will be applied using a cumulative effect adjustment to retained earnings.

NOTE 2 – EARNINGS PER SHARE

Basic earnings per share is calculated by dividing net income available to common shareholders by the weighted average number of common shares outstanding during the period. Diluted earnings per share is calculated using the two-class method. Diluted earnings per share reflects the potential dilution that could occur if securities or other contracts to issue common stock were exercised or converted into common stock or resulted in the issuance of common stock that then shared in the earnings of the entity. For all periods presented, the dilutive effect on average shares outstanding is the result of unvested restricted stock grants.

The following table reconciles the numerators and denominators of basic and diluted earnings per share calculations for the periods presented:

	Three Months ended September 30,		Nine Months ended September 30,
(Dollars in Thousands, except share and per share data)	2020	2019	2020	2019
Numerator for Earnings per Share- Basic:
Net (Loss) Income Allocated to Common Shareholders	$(57,678)	$7,601	$(48,800)	$22,969
Numerator for Earnings per Share- Diluted:
Net (Loss) Income Allocated to Shareholders	$(57,678)	$7,601	$(48,800)	$22,969
Denominators:
Weighted Average Shares Outstanding- Basic	26,385,189	26,333,929	26,377,626	26,320,472
Add: Average Participating Shares Outstanding	-	18,981	-	10,796
Denominator for Two-Class Method-Diluted	26,385,189	26,352,910	26,377,626	26,331,268
(Loss) Earnings per Common Share-Basic	$(2.19)	$0.29	$(1.85)	$0.87
(Loss) Earnings per Common Share-Diluted	$(2.19)	$0.29	$(1.85)	$0.87

CARTER BANK & TRUST

NOTES TO UNAUDITED CONSOLIDATED FINANCIAL STATEMENTS (Continued)

There were 86,777 shares and 44,346 shares not included in the average participating shares outstanding because they would be considered to be anti-dilutive for the quarter and nine month period ended September 30, 2020, respectively. There were no weighted average shares considered anti-dilutive in the calculation for the quarter and nine month period ended September 30, 2019.

NOTE 3 – INVESTMENT SECURITIES

The following table sets forth a summary of the available-for-sale investment securities portfolio as of the periods indicated:

	September 30, 2020
(Dollars in Thousands)	Amortized Cost	Gross Unrealized Gains	Gross Unrealized Losses	Fair Value
Residential Mortgage-Backed Securities	$40,541	$1,120	$(245)	$41,416
Commercial Mortgage-Backed Securities	10,395	435	-	10,830
Asset Backed Securities	131,524	632	(2,573)	129,583
Collateralized Mortgage Obligations	230,654	6,800	(337)	237,117
Small Business Administration	97,683	314	(883)	97,114
States and Political Subdivisions	224,600	11,579	(80)	236,099
Corporate Notes	25,492	335	-	25,827
Total Debt Securities	$760,889	$21,215	$(4,118)	$777,986

	December 31, 2019
(Dollars in Thousands)	Amortized Cost	Gross Unrealized Gains	Gross Unrealized Losses	Fair Value
Residential Mortgage-Backed Securities	$51,600	$1,136	$(92)	$52,644
Commercial Mortgage-Backed Securities	18,972	147	(113)	19,006
Asset Backed Securities	110,943	285	(1,589)	109,639
Collateralized Mortgage Obligations	291,139	2,425	(1,340)	292,224
Small Business Administration	106,485	347	(1,096)	105,736
States and Political Subdivisions	148,596	1,669	(1,785)	148,480
Corporate Notes	14,721	167	-	14,888
Total Debt Securities	$742,456	$6,176	$(6,015)	$742,617

At September 30, 2020 and December 31, 2019, there were no holdings of securities of any one issuer, other than those securities issued by or collateralized by the U.S. Government and its Agencies, in an amount greater than 10% of shareholders’ equity.

The carrying value of securities pledged to various regulatory and legal requirements was $126.4 million at September 30, 2020 and $150.6 million at December 31, 2019.

CARTER BANK & TRUST

NOTES TO UNAUDITED CONSOLIDATED FINANCIAL STATEMENTS (Continued)

Sales of securities were as follows:

	Three Months ended September 30,		Nine Months ended September 30,
(Dollars in Thousands)	2020	2019	2020	2019
Proceeds from Sales of Securities Available-for-Sale	$52,632	$148,819	$149,301	$312,727

Gross Realized Gains	$2,405	$1,457	$5,976	$3,404
Gross Realized Losses	(17)	(798)	(53)	(1,805)
Net Realized Gains	$2,388	$659	$5,923	$1,599
Tax Impact	$501	$138	$1,244	$336

Gains or losses are recognized in earnings on the trade date using the amortized cost of the specific security sold. The net realized gains above represent reclassification adjustments in the calculation of other comprehensive income. The net realized gains are included in noninterest income as gains on sales of securities, net in the Consolidated Statements of (Loss) Income. The tax impact is included in income tax provision in the Consolidated Statements of (Loss) Income.

The amortized cost and fair value of securities available-for-sale by contractual maturity at September 30, 2020 are included in the table below. Expected maturities may differ from contractual maturities if borrowers have the right to call or prepay obligations with or without call or prepayment penalties. Securities not due at a single date are shown separately.

(Dollars in Thousands)	Amortized	Fair
September 30, 2020	Cost	Value
Due in One Year or Less	$3,865	$3,923
Due after One Year through Five Years	8,004	8,237
Due after Five Years through Ten Years	110,227	111,981
Due after Ten Years	225,679	234,899
Residential Mortgage-Backed Securities	40,541	41,416
Commercial Mortgage-Backed Securities	10,395	10,830
Collateralized Mortgage Obligations	230,654	237,117
Asset Backed Securities	131,524	129,583
Total Securities	$760,889	$777,986

CARTER BANK & TRUST

NOTES TO UNAUDITED CONSOLIDATED FINANCIAL STATEMENTS (Continued)

Available-for-sale securities with unrealized losses at September 30, 2020 and December 31, 2019, aggregated by investment category and length of time that individual securities have been in a continuous unrealized loss position, were as follows:

	September 30, 2020
	Less Than 12 Months			12 Months or More			Total
(Dollars in Thousands)	Number of Securities	Fair Value	Unrealized Losses	Number of Securities	Fair Value	Unrealized Losses	Number of Securities	Fair Value	Unrealized Losses
Residential Mortgage-Backed Securities	6	$16,328	$(244)	3	$46	$(1)	9	$16,374	$(245)
Asset Backed Securities	21	44,526	(970)	26	59,446	(1,603)	47	103,972	(2,573)
Collateralized Mortgage Obligations	6	11,929	(138)	15	46,759	(199)	21	58,688	(337)
Small Business Administration	7	11,732	(35)	75	50,823	(848)	82	62,555	(883)
States and Political Subdivisions	12	13,907	(80)	-	-	-	12	13,907	(80)
Total Debt Securities	52	$98,422	$(1,467)	119	$157,074	$(2,651)	171	$255,496	$(4,118)

	December 31, 2019
	Less Than 12 Months			12 Months or More			Total
(Dollars in Thousands)	Number of Securities	Fair Value	Unrealized Losses	Number of Securities	Fair Value	Unrealized Losses	Number of Securities	Fair Value	Unrealized Losses
Residential Mortgage-Backed Securities	5	$9,972	$(92)	1	$2	$-	6	$9,974	$(92)
Commercial Mortgage-Backed Securities	3	7,713	(113)	-	-	-	3	7,713	(113)
Asset Backed Securities	22	50,530	(549)	16	39,153	(1,040)	38	89,683	(1,589)
Collateralized Mortgage Obligations	37	144,543	(1,051)	6	18,107	(289)	43	162,650	(1,340)
Small Business Administration	13	25,380	(91)	69	47,616	(1,005)	82	72,996	(1,096)
States and Political Subdivisions	37	70,678	(1,785)	-	-	-	37	70,678	(1,785)
Total Debt Securities	117	$308,816	$(3,681)	92	$104,878	$(2,334)	209	$413,694	$(6,015)

CARTER BANK & TRUST

NOTES TO UNAUDITED CONSOLIDATED FINANCIAL STATEMENTS (Continued)

Securities are evaluated for other-than-temporary impairment (“OTTI”) quarterly and more frequently if economic or market concerns warrant. Consideration is given to the length of time and the extent to which the fair value has been less than cost, the financial condition and near-term prospects of the issuer, the credit quality of the issuer and whether the Bank intends to sell the security or may be required to sell the security prior to maturity. The Bank has reviewed all securities for OTTI.

As of September 30, 2020, no OTTI has been identified for any investment securities in the Bank’s portfolio. The Bank does not believe any individual unrealized loss as of September 30, 2020 represents an other than temporary impairment, or OTTI. At September 30, 2020 there were 171 debt securities in an unrealized loss position and at December 31, 2019 there were 209 debt securities in an unrealized loss position. The unrealized losses on debt securities were primarily attributable to changes in interest rates and not related to the credit quality of these securities. All debt securities are determined to be investment grade and are paying principal and interest according to the contractual terms of the security. The Bank generally does not intend to sell and it is not more likely than not that the Bank will be required to sell any of the securities in an unrealized loss position before recovery of their amortized cost.

NOTE 4 – LOANS AND LOANS HELD-FOR-SALE

The composition of the loan portfolio by dollar amount is shown in the table below:

	September 30,
	2020	December 31,
(Dollars in Thousands)	(Unaudited)	2019
Commercial
Commercial Real Estate	$1,417,164	$1,365,310
Commercial and Industrial	300,951	256,798
Obligations of State and Political Subdivisions	310,610	364,869
Commercial Construction	386,343	292,827
Total Commercial Loans	2,415,068	2,279,804
Consumer
Residential Mortgages	490,343	514,538
Other Consumer	66,177	73,688
Consumer Construction	14,333	16,736
Total Consumer Loans	570,853	604,962
Total Portfolio Loans	$2,985,921	$2,884,766

We attempt to limit our exposure to credit risk by diversifying our loan portfolio by segment, geography, collateral and industry and actively managing concentrations. When concentrations exist in certain segments, we mitigate this risk by reviewing the relevant economic indicators and internal risk rating trends and through stress testing of the loans in these segments. The Bank has specific loan segment limits in its loan policy. Total commercial real estate balances should not exceed the combination of 300% of total risk based capital and growth in excess of 50% over the previous thirty-six months and construction loan balances should not exceed 100% of total risk based capital. Certain investment real estate property types and purchased loan programs have aggregate dollar limits based on management’s assessment of industry specific risks and portfolio performance. In addition, lending relationships are governed by transaction and relationship limits and guidelines are provided to promote targeted loan-to-value ratios, loan terms, and amortization periods.

CARTER BANK & TRUST

NOTES TO UNAUDITED CONSOLIDATED FINANCIAL STATEMENTS (Continued)

Unsecured loans pose higher risk for the Bank due to the lack of a well-defined secondary source of repayment. Unsecured loans are reserved for the best quality customers with well-established businesses, operate with low financial and operating leverage and demonstrate an ability to clear the outstanding balance on lines of credit for at least thirty consecutive days annually. The repayment capacity of the borrower should exceed the policy and guidelines for secured loans. If the borrower is unable to comply with this requirement and the Bank is willing to renew the credit facility, the line should be secured and/or begin amortization.

Total commercial loans represented 80.9% of total portfolio loans at September 30, 2020 and 79.0% of total portfolio loans at December 31, 2019. Within the Bank’s commercial portfolio, the Commercial Real Estate (“CRE”) and Commercial Construction portfolios combined comprised $1.8 billion or 74.7% of total commercial loans and 60.4% of total portfolio loans at September 30, 2020 and comprised $1.7 billion or 72.7% of total commercial loans and 57.5% of total portfolio loans at December 31, 2019. Net deferred costs included in the portfolio balances above were $3.3 million and $5.1 million at September 30, 2020 and December 31, 2019, respectively. Discounts on purchased 1-4 family loans included in the portfolio balances above were $226 thousand and $250 thousand at September 30, 2020 and December 31, 2019, respectively.

As of September 30, 2020, the Bank had processed either through a third party or internally 962 PPP loans totaling $55.8 million, represented by $15.9 million and $39.9 million processed in round one and round two, respectively. These PPP loans generated $1.5 million in fees which will be recognized in income when the loan is forgiven or over the remaining life of the loan. The PPP loans had zero allowance reserves associated with them since they are 100% guaranteed by the SBA.

Loans held-for-sale, which are residential mortgage loans, were $32.1 million and $19.7 million at September 30, 2020 and December 31, 2019, respectively.

CARTER BANK & TRUST

NOTES TO UNAUDITED CONSOLIDATED FINANCIAL STATEMENTS (Continued)

NOTE 5 - ALLOWANCE FOR LOAN LOSSES

The following table presents, by portfolio segment, the changes in the ALL and the allocation of the ALL for the three and nine month periods ended September 30, 2020 and 2019:

	Commercial		Obligations
(Dollars in Thousands)	Real	Commercial	Of States and	Commercial	Residential	Other	Consumer
Three Months Ended September 30, 2020	Estate	& Industrial	Political Sub.	Construction	Mortgages	Consumer	Construction	Total
Allowance for Loan Losses:
Balance: Beginning of Period	$28,546	$3,816	$1,015	$8,326	$2,186	$3,465	$51	$47,405
Provision Charged to Expense	1,662	111	165	710	219	31	16	2,914
Losses Charged Off	-	-	-	-	-	(680)	-	(680)
Recoveries	-	119	-	-	1	206	-	326
Balance, End of Period	$30,208	$4,046	$1,180	$9,036	$2,406	$3,022	$67	$49,965

	Commercial		Obligations
(Dollars in Thousands)	Real	Commercial	Of States and	Commercial	Residential	Other	Consumer
Three Months Ended September 30, 2019	Estate	& Industrial	Political Sub.	Construction	Mortgages	Consumer	Construction	Total
Allowance for Loan Losses:
Balance: Beginning of Period	$26,713	$2,730	$406	$4,998	$2,090	$2,997	$74	$40,008
Provision Charged to Expense	(15)	(37)	(11)	448	9	992	4	1,390
Losses Charged Off	-	(1)	-	-	(174)	(1,080)	-	(1,255)
Recoveries	-	-	-	-	-	188	-	188
Balance, End of Period	$26,698	$2,692	$395	$5,446	$1,925	$3,097	$78	$40,331

CARTER BANK & TRUST

NOTES TO UNAUDITED CONSOLIDATED FINANCIAL STATEMENTS (Continued)

	Commercial		Obligations
(Dollars in Thousands)	Real	Commercial	Of States and	Commercial	Residential	Other	Consumer
Nine Months Ended September 30, 2020	Estate	& Industrial	Political Sub.	Construction	Mortgages	Consumer	Construction	Total
Allowance for Loan Losses:
Balance: Beginning of Period	$24,706	$3,236	$365	$5,377	$1,736	$3,299	$43	$38,762
Provision Charged to Expense	4,835	735	815	3,659	689	2,428	24	13,185
Losses Charged Off	(40)	(46)	-	-	(20)	(3,301)	-	(3,407)
Recoveries	707	121	-	-	1	596	-	1,425
Balance, End of Period	$30,208	$4,046	$1,180	$9,036	$2,406	$3,022	$67	$49,965

	Commercial		Obligations
(Dollars in Thousands)	Real	Commercial	Of States and	Commercial	Residential	Other	Consumer
Nine Months Ended September 30, 2019	Estate	& Industrial	Political Sub.	Construction	Mortgages	Consumer	Construction	Total
Allowance for Loan Losses:
Balance: Beginning of Period	$23,897	$626	$432	$5,214	$6,129	$2,728	$173	$39,199
Provision Charged to Expense	2,870	2,069	(37)	625	(4,007)	2,961	(95)	4,386
Losses Charged Off	(69)	(3)	-	(393)	(197)	(3,039)	-	(3,701)
Recoveries	-	-	-	-	-	447	-	447
Balance, End of Period	$26,698	$2,692	$395	$5,446	$1,925	$3,097	$78	$40,331

CARTER BANK & TRUST

NOTES TO UNAUDITED CONSOLIDATED FINANCIAL STATEMENTS (Continued)

The following table presents the balances in the ALL and the recorded investment in the loan balances based on impairment method as of September 30, 2020 and December 31, 2019:

	Commercial		Obligations
(Dollars in Thousands)	Real	Commercial	Of States and	Commercial	Residential	Other	Consumer
September 30, 2020	Estate	& Industrial	Political Sub.	Construction	Mortgages	Consumer	Construction	Total
Allowance for Loan Losses:
Individually Evaluated for Impairment	$6,594	$-	$-	$1,434	$-	$-	$-	$8,028
Collectively Evaluated for Impairment	23,614	4,046	1,180	7,602	2,406	3,022	67	41,937
Total Allowance for Loan Losses	$30,208	$4,046	$1,180	$9,036	$2,406	$3,022	$67	$49,965

Total Portfolio Loans:
Individually Evaluated for Impairment	$34,607	$-	$-	$59,417	$51,666	$-	$-	$145,690
Collectively Evaluated for Impairment	1,382,557	300,951	310,610	326,926	438,677	66,177	14,333	2,840,231
Total Portfolio Loans	$1,417,164	$300,951	$310,610	$386,343	$490,343	$66,177	$14,333	$2,985,921

	Commercial		Obligations
(Dollars in Thousands)	Real	Commercial	Of States and	Commercial	Residential	Other	Consumer
December 31, 2019	Estate	& Industrial	Political Sub.	Construction	Mortgages	Consumer	Construction	Total
Allowance for Loan Losses:
Individually Evaluated for Impairment	$5,779	$390	$–	$–	$-	$-	$-	$6,169
Collectively Evaluated for Impairment	18,927	2,846	365	5,377	1,736	3,299	43	32,593
Total Allowance for Loan Losses	$24,706	$3,236	$365	$5,377	$1,736	$3,299	$43	$38,762

Total Portfolio Loans:
Individually Evaluated for Impairment	$33,256	$390	$–	$59,053	$52,966	$–	$–	$145,665
Collectively Evaluated for Impairment	1,332,054	256,408	364,869	233,774	461,572	73,688	16,736	2,739,101
Total Portfolio Loans	$1,365,310	$256,798	$364,869	$292,827	$514,538	$73,688	$16,736	$2,884,766

The recorded investment in loans excludes accrued interest receivable.

CARTER BANK & TRUST

NOTES TO UNAUDITED CONSOLIDATED FINANCIAL STATEMENTS (Continued)

Impaired Loans

The following table includes the recorded investment and unpaid principal balance for impaired loans with the associated allowance, if applicable, at September 30, 2020, December 31, 2019 and September 30, 2019:

					Three Months Ended	Nine Months Ended
					September 30, 2020	September 30, 2020
(Dollars in Thousands)	Unpaid Principal	Recorded	Specific	Average Investment	Interest Income	Interest Income
September 30, 2020	Balance	Balance	Allowance	in Impaired Loans	Recognized	Recognized
Loans without a Specific Valuation Allowance
Commercial Real Estate	$6,320	$6,320	$-	$4,442	$154	$218
Commercial Construction	57,678	57,678	-	57,365	432	1,440
Residential Mortgages	51,666	51,666	-	51,990	429	1,477

Loans with a Specific Valuation Allowance
Commercial Real Estate	28,287	28,287	6,594	28,617	-	-
Commercial & Industrial	-	-	-	230	-	-
Commercial Construction	1,739	1,739	1,434	1,739	-	-
Residential Mortgages	-	-	-	-	-	-

Total by Category
Commercial Real Estate	34,607	34,607	6,594	33,059	154	218
Commercial & Industrial	-	-	-	230	-	-
Commercial Construction	59,417	59,417	1,434	57,365	432	1,440
Residential Mortgages	51,666	51,666	-	53,729	429	1,477
Total Impaired Loans	$145,690	$145,690	$8,028	$144,383	$1,015	$3,135

CARTER BANK & TRUST

NOTES TO UNAUDITED CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(Dollars in Thousands)	Unpaid Principal	Recorded	Specific	Average Investment	Interest Income
December 31, 2019	Balance	Balance	Allowance	in Impaired Loans	Recognized
Loans without a Specific Valuation Allowance
Commercial Real Estate	$4,487	$4,487	$-	$5,885	$131
Commercial Construction	59,053	59,053	-	59,558	3,056
Residential Mortgages	52,966	52,966	-	57,079	5,862

Loans with a Specific Valuation Allowance
Commercial Real Estate	28,769	28,769	5,779	31,201	-
Commercial & Industrial	390	390	390	434	-
Commercial Construction	-	-	-	1,716	-

Total by Category
Commercial Real Estate	33,256	33,256	5,779	37,086	131
Commercial & Industrial	390	390	390	434	-
Commercial Construction	59,053	59,053	-	61,274	3,056
Residential Mortgages	52,966	52,966	-	57,079	5,862
Total Impaired Loans	$145,665	$145,665	$6,169	$155,873	$9,049

CARTER BANK & TRUST

NOTES TO UNAUDITED CONSOLIDATED FINANCIAL STATEMENTS (Continued)

					Three Months Ended	Nine Months Ended
					September 30, 2019	September 30, 2019
(Dollars in Thousands)	Unpaid Principal	Recorded	Specific	Average Investment	Interest Income	Interest Income
September 30, 2019	Balance	Balance	Allowance	in Impaired Loans	Recognized	Recognized
Loans without a Specific Valuation Allowance
Commercial Real Estate	$4,391	$4,391	$-	$6,443	$33	$98
Commercial Construction	60,394	60,394	-	59,476	1,238	2,413
Residential Mortgages	57,966	57,966	-	58,107	812	5,145

Loans with a Specific Valuation Allowance
Commercial Real Estate	32,897	32,897	5,995	31,882	-	-
Commercial Construction	-	-	-	2,517	-	-

Total by Category
Commercial Real Estate	37,288	37,288	5,995	38,325	33	98
Commercial Construction	60,394	60,394	-	61,993	1,238	2,413
Residential Mortgages	57,966	57,966	-	58,107	812	5,145
Total Impaired Loans	$155,648	$155,648	$5,995	$158,425	$2,083	$7,656

For the three months ended September 30, 2020 and 2019, interest income recognized on impaired loans was $1.0 million and $2.1 million, respectively. For the nine months ended September 30, 2020 and 2019, interest income recognized on impaired loans was $3.1 million and $7.7 million, respectively. For the year ended December 31, 2019, interest income recognized on impaired loans was $9.0 million.

CARTER BANK & TRUST

NOTES TO UNAUDITED CONSOLIDATED FINANCIAL STATEMENTS (Continued)

Troubled Debt Restructurings

The following table summarizes the Bank’s troubled debt restructured loans as of the dates presented:

	September 30, 2020			December 31, 2019
	Performing	Nonperforming	Total	Performing	Nonperforming	Total
(Dollars in Thousands)	TDRs	TDRs	TDRs	TDRs	TDRs	TDRs
Commercial
Commercial Real Estate	$6,174	$28,599	$34,773	$3,183	$30,073	$33,256
Commercial and Industrial	-	-	-	-	390	390
Obligations of State and Political Subdivisions	-	-	-	-	-	-
Commercial Construction	52,481	4,249	56,730	53,116	4,242	57,358
Total Commercial TDRs	58,655	32,848	91,503	56,299	34,705	91,004
Consumer
Residential Mortgages	51,665	-	51,665	52,966	-	52,966
Other Consumer	-	-	-	-	-	-
Consumer Construction	-	-	-	-	-	-
Total Consumer TDRs	51,665	-	51,665	52,966	-	52,966
Total TDRs	$110,320	$32,848	$143,168	$109,265	$34,705	$143,970

In order to maximize the collection of loan balances, the Bank evaluates troubled loan accounts on a case-by-case basis to determine if a loan modification would be appropriate. Loan modifications may be utilized when there is a reasonable chance that an appropriate modification would allow our client to continue servicing the debt. A loan is a TDR if both of the following exist: 1) the debtor is experiencing financial difficulties and 2) a creditor has granted a concession to the debtor that it would not normally grant. Nonaccrual loans that are modified can be placed back on accrual status when both principal and interest are current and it is probable that the Bank will be able to collect all amounts due (both principal and interest) according to the terms of the loan agreement.

The Bank had one commercial real estate loan modified as a TDR during the third quarter of 2020, but there were no modifications during the second quarter of 2020. The customer has been an interest only loan for an extended period of time and the borrower cannot amortize the loan at the present time. In addition, interest that has been waived under COVID-19 is not being collected at this time. An updated appraisal on the the collateral for this loan has been ordered. The Bank had one consumer automobile loan modified as a TDR during the first quarter of 2020. The customer was experiencing financial difficulties, but sold the vehicle and the proceeds from that sale were applied to the loan balance. The remaining balance was charged-off, but the loan has been re-amortized for the customer to repay the balance by the end of 2021.

The Bank did not have any loans modified as TDRs during the three and nine month periods ended September 30, 2019.

At September 30, 2020 and December 31, 2019, the Bank had $32.8 million and $34.7 million in loans, respectively, modified as TDRs in previous years which had experienced a payment default subsequent to the rework date and were classified as nonperforming. The nonaccrual TDRs are primarily due to one credit relationship. There were no TDR payment defaults during the three or nine month periods ending September 30, 2020 and 2019. For purposes of this disclosure, a TDR payment default occurs when, within 12 months of the original TDR modification, either a full or partial charge-off occurs or a TDR becomes 90 days or more past due.

CARTER BANK & TRUST

NOTES TO UNAUDITED CONSOLIDATED FINANCIAL STATEMENTS (Continued)

The specific reserve portion of the ALL on TDRs, if required, is determined by discounting the restructured cash flow at the original effective rate of the loan before modification or is based on the fair value of the collateral less cost to sell, if repayment of the loan is collateral dependent. If the resulting amount is less than the recorded book value, the Bank either establishes a valuation allowance as a component of the ALL or charges off the impaired balance if it determines that such amount is a confirmed loss. This method is used consistently for all segments of the portfolio. As of September 30, 2020, specific reserves were recorded in the amount of $8.0 million on three credit relationships. As of December 31, 2019, specific reserves were recorded in the amount of $6.2 million on two credit relationships. There were minimal commitments to lend additional funds on relationships identified as TDRs in the amount of $0.5 million as of September 30, 2020.

As of September 30, 2020 and December 31, 2019, the Bank had $244 thousand and $290 thousand, respectively of residential real estate in the process of foreclosure. The Bank had $63 thousand at September 30, 2020 and $69 thousand at December 31, 2019 in residential real estate included in other real estate owned (“OREO”).

Portfolio Quality Indicators:

The Bank’s portfolio grading analysis estimates the capability of the borrower to repay the contractual obligations of the loan agreements as scheduled or at all. The Bank’s internal credit risk grading system is based on debt service coverage, collateral values and other subjective factors. Mortgage and consumer loans are defaulted to a pass grade until a loan migrates to past due status.

The Bank’s internally assigned grades are as follows:

Pass – The loan is currently performing and is of high quality.

Special Mention – Assets with potential weaknesses that warrant management’s close attention and if left uncorrected, these potential weaknesses may result in deterioration of the repayment prospects for the asset or in the institutions credit position at some future date. Special mention assets are not adversely classified and do not expose an institution to sufficient risk to warrant adverse classification.

Substandard – Assets that are inadequately protected by the current sound worth and paying capacity of the obligor or by the collateral pledged, if any. Assets so classified have a well-defined weakness, or weaknesses that jeopardize the liquidation of the debt. Such assets are characterized by the distinct possibility that the institution will sustain some loss if the deficiencies are not corrected.

Doubtful – Assets with all the weaknesses inherent in one classified substandard with the added characteristic that the weaknesses make collection or liquidation in full, on the basis of currently known facts, conditions, and values, highly questionable and improbable.

Loss – Assets considered of such little value that its continuance on the books is not warranted. This classification does not mean that the asset has absolutely no recovery or salvage value, but rather it is not practical or desirable to defer writing off this basically worthless asset even though partial recovery may be affected in the future.

CARTER BANK & TRUST

NOTES TO UNAUDITED CONSOLIDATED FINANCIAL STATEMENTS (Continued)

The following tables represent credit exposures by internally assigned grades as of September 30, 2020 and December 31, 2019:

	Commercial		Obligations
(Dollars in Thousands)	Real	Commercial	Of States and	Commercial	Residential	Other	Consumer
September 30, 2020	Estate	& Industrial	Political Sub.	Construction	Mortgages	Consumer	Construction	Total
Pass	$1,246,957	$222,719	$310,610	$266,960	$433,440	$65,965	$14,333	$2,560,984
Special Mention	7,703	47	-	640	982	7	-	9,379
Substandard	162,504	78,185	-	118,743	55,921	205	-	415,558
Doubtful	-	-	-	-	-	-	-	-
Loss	-	-	-	-	-	-	-	-
Total Portfolio Loans	$1,417,164	$300,951	$310,610	$386,343	$490,343	$66,177	$14,333	$2,985,921

Performing Loans	$1,388,330	$300,792	$310,610	$378,346	$487,033	$66,025	$14,333	$2,945,469
Non-Accrual Loans	28,834	159	-	7,997	3,310	152	-	40,452
Total Portfolio Loans	$1,417,164	$300,951	$310,610	$386,343	$490,343	$66,177	$14,333	$2,985,921

	Commercial		Obligations
(Dollars in Thousands)	Real	Commercial	Of States and	Commercial	Residential	Other	Consumer
December 31, 2019	Estate	& Industrial	Political Sub.	Construction	Mortgages	Consumer	Construction	Total
Pass	$1,198,269	$167,326	$364,869	$173,176	$456,859	$73,345	$16,736	$2,450,580
Special Mention	1,368	203	-	1,476	1,178	9	-	4,234
Substandard	165,673	89,269	-	118,175	56,501	334	-	429,952
Doubtful	-	-	-	-	-	-	-	-
Loss	-	-	-	-	-	-	-	-
Total Portfolio Loans	$1,365,310	$256,798	$364,869	$292,827	$514,538	$73,688	$16,736	$2,884,766

Performing Loans	$1,334,220	$256,331	$364,869	$285,375	$511,681	$73,421	$16,736	$2,842,633
Non-Accrual Loans	31,090	467	-	7,452	2,857	267	-	42,133
Total Portfolio Loans	$1,365,310	$256,798	$364,869	$292,827	$514,538	$73,688	$16,736	$2,884,766

CARTER BANK & TRUST

NOTES TO UNAUDITED CONSOLIDATED FINANCIAL STATEMENTS (Continued)

Age Analysis of Past-Due Loans by Class

The following table includes an aging analysis of the recorded investment of past due loans as of September 30, 2020 and December 31, 2019.

								Accruing
	Loans	Loans	Loans 90 or					Loans More
(Dollars in Thousands)	30-59 Days	60-89 Days	More Days	Total	Current	Non-Accrual	Total	Than 90 Days
September 30, 2020	Past Due	Past Due	Past Due	Past Due	Loans	Loans	Loans	Past Due
Commercial Real Estate	$80	$-	$-	$80	$1,388,250	$28,834	$1,417,164	$-
Commercial & Industrial	108	18	-	126	300,666	159	300,951	-
Obligations of States and Political Sub.	-	-	-	-	310,610	-	310,610	-
Commercial Construction	172	-	-	172	378,174	7,997	386,343	-
Residential Mortgages	1,467	32	-	1,499	485,534	3,310	490,343	-
Other Consumer	386	185	-	571	65,454	152	66,177	-
Consumer Construction	-	-	-	-	14,333	-	14,333	-
Total	$2,213	$235	$-	$2,448	$2,943,021	$40,452	$2,985,921	$-

								Accruing
	Loans	Loans	Loans 90 or					Loans More
(Dollars in Thousands)	30-59 Days	60-89 Days	More Days	Total	Current	Non-Accrual	Total	Than 90 Days
December 31, 2019	Past Due	Past Due	Past Due	Past Due	Loans	Loans	Loans	Past Due
Commercial Real Estate	$307	$913	$-	$1,220	$1,333,000	$31,090	$1,365,310	$-
Commercial & Industrial	146	15	-	161	256,170	467	256,798	-
Obligations of States and Political Sub.	236	-	-	236	364,633	-	364,869	-
Commercial Construction	58	170	-	228	285,147	7,452	292,827	-
Residential Mortgages	937	5	-	942	510,739	2,857	514,538	-
Other Consumer	894	389	-	1,283	72,138	267	73,688	-
Consumer Construction	-	-	-	-	16,736	-	16,736	-
Total	$2,578	$1,492	$-	$4,070	$2,838,563	$42,133	$2,884,766	$-

CARTER BANK & TRUST

NOTES TO UNAUDITED CONSOLIDATED FINANCIAL STATEMENTS (Continued)

NOTE 6 – FAIR VALUE MEASUREMENTS

Fair value is the exchange price that would be received for an asset or paid to transfer a liability (exit price) in the principal or most advantageous market for the asset or liability in an orderly transaction between market participants on the measurement date. We use various valuation techniques to determine fair value, including market, income and cost approaches. There are three levels of inputs that may be used to measure fair values:

Level 1: Quoted prices (unadjusted) for identical assets or liabilities in active markets that an entity has the ability to access as of the measurement date, or observable inputs.

Level 2: Significant other observable inputs other than Level 1 prices, such as quoted prices for similar assets or liabilities, quoted prices in markets that are not active, and other inputs that are observable or can be corroborated by observable market data.

Level 3: Significant unobservable inputs that reflect an entity’s own assumptions about the assumptions that market participants would use in pricing an asset or liability. These include discounted cash flow models, appraisals, internal valuations, and other similar techniques.

In certain cases, the inputs used to measure fair value may fall into different levels of the fair value hierarchy. When that occurs, we classify the fair value hierarchy on the lowest level of input that is significant to the fair value measurement. We used the following methods and significant assumptions to estimate fair value:

Securities: The fair values of securities available-for-sale are determined by obtaining quoted prices on nationally recognized securities exchanges, if available. This valuation method is classified as Level 1 in the fair value hierarchy. For securities where quoted prices are not available, fair values are calculated on market prices of similar securities, or matrix pricing, which is a mathematical technique, used widely in the industry to value debt securities without relying exclusively on quoted prices for the specific securities but rather by relying on the securities’ relationship to other benchmark quoted securities. Matrix pricing relies on the securities’ relationship to similarly traded securities, benchmark curves, and the benchmarking of like securities. Matrix pricing utilizes observable market inputs such as benchmark yields, reported trades, broker/dealer quotes, issuer spreads, two-sided markets, benchmark securities, bids, offers, reference data, and industry and economic events. In instances where broker quotes are used, these quotes are obtained from market makers or broker-dealers recognized to be market participants. This valuation method is classified as Level 2 in the fair value hierarchy. For securities where quoted prices or market prices of similar securities are not available, fair values are calculated using discounted cash flows or other market indicators. This valuation method is classified as Level 3 in the fair value hierarchy.

Impaired Loans: Impaired loans with an outstanding balance equal to or greater than $1.0 million are evaluated for potential specific reserves and adjusted, if a shortfall exists, to fair value less costs to sell. Fair value is measured based on the value of the underlying collateral securing the loan if repayment is expected solely from the sale or operation of the collateral or present value of estimated future cash flows discounted at the loan’s contractual interest rate if the loan is not determined to be collateral dependent.  All impaired loans with a specific reserve are classified as Level 3 in the fair value hierarchy.

CARTER BANK & TRUST

NOTES TO UNAUDITED CONSOLIDATED FINANCIAL STATEMENTS (Continued)

Fair value for collateral dependent loans is determined using several methods. Generally, the fair value of real estate is determined based on appraisals by qualified licensed appraisers. These appraisals may utilize a single valuation approach or a combination of approaches including comparable sales and the income approach. Adjustments are routinely made in the appraisal process by the appraisers to adjust for differences between the comparable sales and income data available. These routine adjustments are made to adjust the value of a specific property relative to comparable properties for variations in qualities such as location, size, and income production capacity relative to the subject property of the appraisal. Such adjustments are typically significant and result in a Level 3 classification of the inputs for determining fair value.

Subsequent to the initial impairment date, existing impaired loans are reevaluated quarterly for additional impairment and adjustments to fair value less costs to sell are made, where appropriate. For collateral dependent loans, the first stage of our impairment analysis involves management’s inspection of the property in question to affirm the condition has not deteriorated since the previous impairment analysis date. Management also engages in conversations with local real estate professionals and market participants to determine the likely marketing time and value range for the property. The second stage involves an assessment of current trends in the regional market. After thorough consideration of these factors, management will either internally evaluate fair value or order a new appraisal. In circumstances where the Bank feels confident in its ability to collect and analyze salient information on the subject collateral and its surrounding real estate market, an in house valuation shall be utilized.  Factors which should be considered in an in house valuation are timing of sale, location and neighborhood, size of the structure and land component, age of any improvements, and other attributes as warranted by the Bank.  This determination is made on a property-by-property basis in light of circumstances in the broader economic climate and our assessment of deterioration of real estate values in the market in which the property is located. When the Bank feels it cannot collect and analyze salient information on the subject collateral or the collateral’s real estate market, a full appraisal will be utilized.

For non-collateral dependent loans, the fair value is determined by updating the present value of estimated future cash flows using the loan’s existing rate to reflect the payment schedule for the remaining life of the loan.

OREO: OREO is evaluated at the time of acquisition and is recorded at fair value as determined by an appraisal or evaluation, less costs to sell. After acquisition, most OREO assets are revalued every twelve months, or more frequently when deemed necessary by management based upon changes in market, or collateral conditions. For smaller OREO assets with existing carrying values less than $0.5 million, management may elect to revalue the assets, at minimum, once every twenty-four months based on the size of the exposure. Write-downs are recorded as a charge to operations, if necessary, to reduce the carrying value of a property to the lower of its carring value or fair value less cost to sell. Such adjustments can be significant and result in a Level 3 classification of the inputs for determining fair value. At September 30, 2020 the Bank’s OREO assets were in compliance with the Bank’s OREO policy as set forth above, and substantially all of the assets were listed for sale with credible third party real estate brokers.

CARTER BANK & TRUST

NOTES TO UNAUDITED CONSOLIDATED FINANCIAL STATEMENTS (Continued)

Financial assets measured at fair value on a recurring basis at September 30, 2020 are summarized below:

		Quoted Prices In		Significant
		Active Markets for	Significant Other	Unobservable
	Carrying	Identical Assets	Observable Inputs	Inputs
(Dollars in Thousands)	Value	(Level 1)	(Level 2)	(Level 3)
Assets
Securities Available-for-Sale	$777,986	$-	$767,986	$10,000
Derivatives	4,765	-	4,765	-
Total	$782,751	$-	$772,751	$10,000

Liabilities
Derivatives	$5,099	$-	$5,099	$-
Total	$5,099	$-	$5,099	$-

Financial assets measured at fair value on a recurring basis at December 31, 2019 are summarized below:

		Quoted Prices In		Significant
		Active Markets for	Significant Other	Unobservable
	Carrying	Identical Assets	Observable Inputs	Inputs
(Dollars in Thousands)	Value	(Level 1)	(Level 2)	(Level 3)
Assets
Securities Available-for-Sale	$742,617	$-	$737,617	$5,000
Derivatives	626	-	626	-
Total	$743,243	$-	$738,243	$5,000

Liabilities
Derivatives	$675	$-	$675	$-
Total	$675	$-	$675	$-

Financial assets measured at fair value on a non-recurring basis are summarized below:

(Dollars in Thousands)
September 30, 2020	Level 1	Level 2	Level 3	Fair Value
OREO	$-	$-	$16,410	$16,410
Impaired Loans	$-	$-	$21,998	$21,998

(Dollars in Thousands)
December 31, 2019	Level 1	Level 2	Level 3	Fair Value
OREO	$-	$-	$18,324	$18,324
Impaired Loans	$-	$-	$22,989	$22,989

Impaired loans had a net carrying amount of $22.0 million at September 30, 2020 with a valuation allowance of $8.0 million, resulting in a $1.8 million increase in provision for loan losses for the nine months ended September 30, 2020. During the three months ended September 30, 2020, there was a $0.1 million increase in provision for loan losses on impaired loans. At December 31, 2019, impaired loans had a net carrying amount of $23.0 million, with a valuation allowance of $6.2 million.

CARTER BANK & TRUST

NOTES TO UNAUDITED CONSOLIDATED FINANCIAL STATEMENTS (Continued)

OREO, which is measured at the lower of carrying or fair value less costs to sell, had a net carrying amount of $16.4 million as of September 30, 2020, compared with $18.3 million at December 31, 2019, a decrease of $1.9 million. Write-downs of $1.3 million were recorded on OREO for the three months ended September 30, 2020 compared to $237 thousand for the three months ended September 30, 2019, respectively. Write-downs of $1.4 million and $327 thousand were recorded on OREO for the nine months ended September 30, 2020 and 2019, respectively.

The following table summarizes the Bank’s assets that were measured at fair value on a nonrecurring basis as of September 30, 2020 and December 31, 2019:

(Dollars in Thousands)	Fair	Valuation	Unobservable	Weighted
September 30, 2020	Value	Technique	Inputs	Range	Average
Assets
Impaired Loans	$1,849	Discounted Appraisals	Management’s Discount, Estimated Selling Cost & Other Expenses	47.2%	47.2%
Impaired Loans	19,844	Discounted Appraisals	Estimated Selling Costs & Qualitative Adjustments	0.0% - 50.0%	19.8%
Impaired Loans	305	Discounted Appraisals	Estimated Selling Costs & Other Expenses	14.9%	14.9%
Total Impaired Loans	$21,998

Other Real Estate Owned	$12,544	Appraisals	Estimated Selling Costs	6.0% - 10.0%	6.5%
Other Real Estate Owned	1,376	Discounted Cash Flow	Discount Rate	6.3%	6.3%
Other Real Estate Owned	1,583	Internal Valuations	Estimated Selling Costs	5.0%	5.0%
Other Real Estate Owned	907	Discounted Internal Valuations	Management’s Discount & Estimated Selling Costs	33.7% - 73.5%	55.5%
Total Other Real Estate Owned	$16,410

	Fair	Valuation	Unobservable	Weighted
December 31, 2019	Value	Technique	Inputs	Range	Average
Assets
Impaired Loans	$2,700	Purchase Contract	Pending Close of Contract, Net of Closing Costs	25.0%	25.0%
Impaired Loans	20,289	Discounted Appraisals	Management’s Discount & Selling Costs	2.6% - 84.6%	24.1%
Total Impaired Loans	$22,989

Other Real Estate Owned	$13,596	Appraisals	Selling Costs	6.0% - 10.0%	6.4%
Other Real Estate Owned	1,735	Discounted Cash Flow	Discount Rate	6.3%	6.3%
Other Real Estate Owned	2,993	Internal Valuations	Selling Costs	5.0%	5.0%
Total Other Real Estate Owned	$18,324

The carrying values and estimated fair values of the Bank’s financial instruments at September 30, 2020 and December 31, 2019 are presented in the following tables. Fair values for September 30, 2020 and December 31, 2019 are estimated under the exit price notion in accordance with ASU 2016-01, “Recognition and Measurement of Financial Assets and Financial Liabilities”.

CARTER BANK & TRUST

NOTES TO UNAUDITED CONSOLIDATED FINANCIAL STATEMENTS (Continued)

		Fair Value Measurements at September 30, 2020
(Dollars in Thousands)	Carrying Value	Level 1	Level 2	Level 3	Total
Financial Assets:
Cash and Cash Equivalents	$151,174	$37,688	$113,486	$-	$151,174
Securities Available-for-Sale	777,986	-	767,986	10,000	777,986
Loans Held-for-Sale	32,104	-	-	32,104	32,104
Portfolio Loans	2,985,921	-	-	2,958,185	2,958,185
Federal Home Loan Bank Stock, at Cost	5,093	-	-	N/A	N/A
Other Assets- Interest Rate Derivatives	4,765	-	4,765	-	4,765
Accrued Interest Receivable	35,923	-	2,811	33,112	35,923

Financial Liabilities:
Deposits	$3,613,795	$665,813	$1,185,337	$1,769,080	$3,620,230
Other Liabilities- Interest Rate Derivatives	5,099	-	5,099	-	5,099
FHLB Borrowings	35,000	-	-	35,566	35,566
Accrued Interest Payable	2,437	-	-	2,437	2,437

		Fair Value Measurements at December 31, 2019
(Dollars in Thousands)	Carrying Value	Level 1	Level 2	Level 3	Total
Financial Assets:
Cash and Cash Equivalents	$125,812	$41,386	$84,426	$-	$125,812
Securities Available-for-Sale	742,617	-	737,617	5,000	742,617
Loans Held-for-Sale	19,714	-	-	19,714	19,714
Portfolio Loans	2,884,766	-	-	2,857,986	2,857,986
Federal Home Loan Bank Stock, at Cost	4,113	-	-	N/A	N/A
Other Assets- Interest Rate Derivatives	626	-	626	-	626
Accrued Interest Receivable	13,751	-	3,018	10,733	13,751

Financial Liabilities:
Deposits	$3,504,245	$554,875	$988,964	$1,967,563	$3,511,402
Other Liabilities- Interest Rate Derivatives	675	-	675	-	675
FHLB Borrowings	10,000	-	-	9,886	9,886
Accrued Interest Payable	3,001	-	-	3,001	3,001

NOTE 7 – GOODWILL AND OTHER INTANGIBLES

Goodwill has an indefinite useful live and is evaluated for impairment annually or more frequently if events and circumstances indicate that the asset would more-likely-than-not reduce the fair value below the carrying amount. The Bank has one reporting unit, which is the core banking operation. The Bank has historically performed its impairment evaluation on an annual basis.

As of September 30, 2020, the Bank considered the anticipated reduction in earnings due to the on-going economic market disruptiondue to the COVID-19 pandemic, the sustained decline of the Bank’s stock price in relation to other bank indexes and the length of time that the market value of the reporting unit has been below its book value as triggering events. Therefore, the Bank completed a quantitative analysis to assess whether or not goodwill was impaired.  The analysis estimated fair value of the reporting unit to be less than the carrying value. The Bank has recorded an impairment charge of $62.2 million as of September 30, 2020.

CARTER BANK & TRUST

NOTES TO UNAUDITED CONSOLIDATED FINANCIAL STATEMENTS (Continued)

The table below shows goodwill balances as of the dates presented:

(Dollars in Thousands)	September 30, 2020	December 31, 2019
Beginning Balance	$62,192	$62,192
Impairment Losses	(62,192)	-
Ending Balance	$-	$62,192

NOTE 8 – DERIVATIVE INSTRUMENTS AND HEDGING ACTIVITIES

In accordance with applicable accounting guidance for derivatives and hedging, all derivatives are recognized as either assets or liabilities on the balance sheet at fair value. Interest rate swaps are contracts in which a series of interest rate flows (fixed and variable) are exchanged over a prescribed period. The notional amounts on which the interest payments are based are not exchanged. These derivative positions relate to transactions in which we enter into an interest rate swap with a commercial customer while at the same time entering into an offsetting interest rate swap with another financial institution, or counterparty. In connection with each transaction, the Bank originates a floating rate loan to the customer at a notional amount. In turn, the customer contracts with the counterparty to swap the stream of cash flows associated with the floating interest rate loan with the Bank for a stream of fixed interest rate cash flows based on the same notional amount as the Bank’s loan. The transaction allows our customer to effectively convert a variable rate loan to a fixed rate loan with The Bank receiving a variable rate. These agreements could have floors or caps on the contracted interest rates.

Pursuant to our agreements with various financial institutions, we may receive collateral or may be required to post collateral based upon mark-to-market positions. Beyond unsecured threshold levels, collateral in the form of cash or securities may be made available to counterparties of interest rate swap transactions. Based upon our current positions and related future collateral requirements relating to them, we believe any effect on our cash flow or liquidity position to be immaterial.

Derivatives contain an element of credit risk, the possibility that we will incur a loss because a counterparty, which may be a financial institution or a customer, fails to meet its contractual obligations. All derivative contracts with financial institutions may be executed only with counterparties approved by our Asset and Liability Committee (“ALCO”) and all derivatives with customers are approved by a team of qualified members from senior management who have been trained to understand the risk associated with interest rate swaps and have past industry experience. Interest rate swaps are considered derivatives but are not accounted for using hedge accounting. As such, changes in the estimated fair value of the derivatives are recorded in current earnings in the Consolidated Statements of Comprehensive (Loss) Income.

CARTER BANK & TRUST

NOTES TO UNAUDITED CONSOLIDATED FINANCIAL STATEMENTS (Continued)

The following table indicates the amounts representing the value of derivative assets and derivative liabilities at September 30, 2020 and December 31, 2019:

	Fair Values of Derivative Instruments
	Asset Derivatives (Included in Other Assets)
(Dollars in Thousands)	September 30, 2020			December 31, 2019
	Number of Transactions	Notional Amount	Fair Value	Number of Transactions	Notional Amount	Fair Value
Derivatives not Designated as Hedging Instruments
Interest Rate Lock Commitments – Mortgage Loans	1	$133	$1	5	$937	$1
Interest Rate Swap Contracts – Commercial Loans	28	202,482	4,764	2	18,773	625
Total Derivatives not Designated as Hedging Instruments	29	$202,615	$4,765	7	$19,710	$626

	Fair Values of Derivative Instruments
	Liability Derivatives (Included in Other Liabilities)
(Dollars in Thousands)	September 30, 2020			December 31, 2019
	Number of Transactions	Notional Amount	Fair Value	Number of Transactions	Notional Amount	Fair Value
Derivatives not Designated as Hedging Instruments
Forward Sale Contracts – Mortgage Loans	1	$133	$1	5	$937	$1
Interest Rate Swap Contracts – Commercial Loans	28	202,482	5,098	2	18,773	674
Total Derivatives not Designated as Hedging Instruments	29	$202,615	$5,099	7	$19,710	$675

The following table indicates the loss recognized in income on derivatives for the periods presented:

	For the Three Months Ended		For the Nine Months Ended
	September 30,	September 30,	September 30,	September 30,
(Dollars in Thousands)	2020	2019	2020	2019
Derivatives not Designated as Hedging Instruments
Interest Rate Lock Commitments – Mortgage Loans	$(6)	$2	$-	$2
Forward Sale Contracts – Mortgage Loans	6	(2)	-	(2)
Interest Rate Swap Contracts – Commercial Loans	(86)	(13)	(285)	(40)
Total Derivative Loss	$(86)	$(13)	$(285)	$(40)

Presenting offsetting derivatives that are subject to legally enforceable netting arrangements with the same party is permitted. For example, we may have a derivative asset and a derivative liability with the same counterparty to a swap transaction and are permitted to offset the asset position and the liability position resulting in a net presentation.

CARTER BANK & TRUST

NOTES TO UNAUDITED CONSOLIDATED FINANCIAL STATEMENTS (Continued)

The following table indicates the gross amounts of commercial loan swap derivative assets and derivative liabilities, the amounts offset and the carrying values in the Consolidated Balance Sheets for the periods presented:

	Asset Derivatives (Included in Other Assets)		Liability Derivatives (Included in Other Liabilities)
(Dollars in Thousands)	September 30, 2020	December 31, 2019	September 30, 2020	December 31, 2019
Derivatives not Designated as Hedging Instruments
Gross Amounts Recognized	$4,764	$625	$5,098	$674
Gross Amounts Offset	-	-	-	-
Net Amounts Presented in the Consolidated Balance Sheets	4,764	625	5,098	674
Gross Amounts Not Offset (1)	-	-	(5,060)	(860)
Net Amount	$4,764	$625	$38	$(186)

(1)  Amounts represent collateral posted for the periods presented.

NOTE 9 – FEDERAL HOME LOAN BANK ADVANCES

Borrowings are an additional source of liquidity for the Bank. Long-term borrowings are for terms greater than one year and consist of Federal Home Loan Bank (“FHLB”) advances. FHLB borrowings were $35.0 million and $10.0 million at September 30, 2020 and December 31, 2019, respectively. FHLB borrowings are fixed rate advances for various terms and are currently secured by a blanket lien on select residential mortgages at September 30, 2020. Total loans pledged as collateral were $290.8 million and $284.6 million at September 30, 2020 and December 31, 2019, respectively. There were no securities available-for-sale pledged as collateral at September 30, 2020. Total securities available-for-sale pledged as collateral were $28.6 million at December 31, 2019. The Bank is eligible to borrow up to an additional $205.5 million based upon current qualifying collateral and has a maximum borrowing capacity of approximately $1.0 billion, or 25% of the Bank’s assets, as of September 30, 2020.

The following table represents the balance of long-term borrowings and the weighted average interest rate as of the periods presented:

(Dollars in Thousands)	September 30, 2020	December 31, 2019
Long-term Borrowings	$35,000	$10,000
Weighted Average Interest Rate	1.13%	1.63%

CARTER BANK & TRUST

NOTES TO UNAUDITED CONSOLIDATED FINANCIAL STATEMENTS (Continued)

Scheduled annual maturities and weighted average interest rates for FHLB borrowings for each of the five years subsequent to September 30, 2020 and thereafter are as follows:

		Weighted
(Dollars in Thousands)	Balance	Average Rate
1 year	$-	0.00%
2 years	3,000	1.68%
3 years	14,000	1.09%
4 years	10,000	0.94%
5 years	8,000	1.25%
Thereafter	-	0.00%
Total FHLB Borrowings	$35,000	1.13%

NOTE 10 – INCENTIVE AND RESTRICTED STOCK PLAN

The Board of Directors of the Bank adopted the Carter Bank & Trust 2018 Omnibus Equity Incentive Plan (the “Plan”) on March 29, 2018 based on the recommendation of the Nominating and Compensation Committee (the “Committee”). The Plan became effective on June 27, 2018 and reserves 2,000,000 shares of common stock for issuance. The Plan provides for the grant to key employees and non-employee directors of awards that may include one or more of the following: stock options, restricted stock, restricted stock units, stock appreciation rights, stock awards, performance units and performance cash awards (collectively, the “awards”). Subject to accelerated vesting under certain circumstances, the Plan requires a minimum vesting period of one year for awards subject to time-based conditions and a minimum performance period of one year for awards subject to achievement or satisfaction of performance goals. These minimums are applicable to awards other than those granted as part of a retainer for the service of non-employee directors. The Committee will set the vesting period on the awards. No awards may be granted under the Plan more than ten years from the effective date of the Plan.

Restricted Stock

The Bank periodically issues restricted stock to non-employee directors, executive officers and employees pursuant to its Plan. As of September 30, 2020, 132,027 restricted shares have been granted under the Plan, 2,887 shares have been forfeited and 37,967 shares have vested.

The Bank granted 39,019 and 47,009 restricted shares of common stock to key personnel under the Plan during the nine months ended September 30, 2020 and 2019, respectively. Totals grants of restricted stock to key personnel totaled 98,741 shares as of September 30, 2020. Forfeitures of restricted stock were 2,484 and 403 shares during the first nine months of 2020 and 2019, respectively. During the first nine months of 2020, 15,356 shares of restricted stock vested. No shares of restricted stock vested during the first nine months of 2019. These grants were approved by the Committee as compensation for substantial contributions to Bank performance, including contribution during our recent core system conversion. These key personnel restricted shares fully vest three years after the grant date. The closing price of our stock was used to determine the fair value on the date of the grant.

CARTER BANK & TRUST

NOTES TO UNAUDITED CONSOLIDATED FINANCIAL STATEMENTS (Continued)

The Bank granted 16,137 and 17,149 restricted shares of common stock to non-employee directors under the Plan during the nine months ended September 30, 2020 and 2019, respectively. Total grants of restricted shares to non-employee directors totaled 33,286 shares as of September 30, 2020. There were no forfeitures of these restricted stock shares during the first nine months of 2020 or 2019. During the first nine months of 2020, 18,616 shares of restricted stock vested. No shares of restricted stock vested during the first nine months of 2019. These grants were approved by the Committee as compensation for performance. These restricted shares were originally approved to fully vest three years after the grant date. However, the Committee approved accelerated vesting of these non-employee director restricted shares in January 2020 to fully vest one year after the grant date. The closing price of our stock was used to determine the fair value on the date of the grant.

If any award granted under this Plan terminates, expires, or lapses for any reason other than by virtue of exercise or settlement of the award, or if shares issued pursuant to awards are forfeited, any stock subject to such award again shall be available for future awards under the Plan.

Compensation expense for restricted shares of stock is recognized ratably over the period of service, generally the entire vesting period, based on fair value on the grant date. During the third quarter of 2020 and 2019, the Bank recognized compensation expense of $230 thousand and $112 thousand, respectively. During the nine months ended September 30, 2020 and 2019, respectively, the Bank recognized compensation expense of $805 thousand and $269 thousand.

As of September 30, 2020, there was $1.2 million of total unrecognized compensation cost related to restricted stock that will be recognized as compensation expense over a weighted average period of 1.80 years.

The following table provides information about restricted stock grants, vesting’s and forfeitures under the Plan for the nine months ended September 30, 2020 and the year ended December 31, 2019:

		Weighted Average
		Grant Date
	Restricted Shares	Fair Value
Non-vested at December 31, 2018	12,413	17.86
Granted	64,458	17.39
Vested	(3,995)	17.86
Forfeited	(403)	17.86
Non-vested at December 31, 2019	72,473	$17.44
Granted	55,156	19.23
Vested	(33,972)	16.83
Forfeited/Denials	(2,484)	19.19
Non-vested at September 30, 2020	91,173	$18.70

NOTE 11 – COMMITMENTS AND CONTINGENCIES

Commitments to extend credit, which amounted to $573.4 million at September 30, 2020 and $488.9 million at December 31, 2019, respectively, represent agreements to lend to customers with fixed expiration dates or other termination clauses. Since many of the commitments are expected to expire without being funded, the total commitment amounts do not necessarily represent future liquidity requirements. Standby letters of credit are conditional commitments issued by the Bank guaranteeing the performance of a customer to a third party. Those guarantees are primarily issued to support public and private borrowing arrangements. The Bank had outstanding letters of credit in the amount of $31.0 million at September 30, 2020 and $39.5 million at December 31, 2019.

CARTER BANK & TRUST

NOTES TO UNAUDITED CONSOLIDATED FINANCIAL STATEMENTS (Continued)

Our exposure to credit loss in the event of nonperformance by the other party to the financial instrument for commitments to extend credit and standby letters of credit is represented by the contractual amount of those instruments. The Bank uses the same credit policies in making commitments and unconditional obligations as it does for on-balance sheet instruments. Unless noted otherwise, collateral or other security is required to support financial instruments with credit risk.

The Bank’s allowance for unfunded commitments is determined using a methodology similar to that used to determine the allowance for loan loss (“ALL”). Amounts are added to the allowance for unfunded commitments through a charge to current earnings in noninterest expense. The balance in the allowance for unfunded commitments was $0.6 million at September 30, 2020 and $0.4 million at December 31, 2019. The allowance for unfunded commitments is included in other liabilities in the Consolidated Balance Sheets. The reserve is calculated by applying historical loss rates to our unfunded commitments.

Litigation

In the normal course of business, the Bank is subject to various legal and administrative proceedings and claims. While any type of litigation contains a level of uncertainty, we believe that the outcome of such proceedings or claims pending will not have a material adverse effect on our consolidated financial position or results of operations.

ITEM 2. MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS (continued)

Management’s Discussion and Analysis of Financial Condition and Results of Operations, or (“MD&A”), represents an overview of our consolidated results of operations and financial condition and highlights material changes in our financial condition and results of operations as of and for the three and nine month periods ended September 30, 2020 and 2019. Our MD&A should be read in conjunction with our Consolidated Financial Statements and notes thereto. The results of operations reported in the accompanying Consolidated Financial Statements are not necessarily indicative of results to be expected in future periods.

CARTER BANK & TRUST

ITEM 2. MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS (continued)

Important Note Regarding Forward-Looking Statements

This Quarterly Report on Form 10-Q contains or incorporates statements that we believe are “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements generally relate to our financial condition, results of operations, plans, objectives, outlook for earnings, revenues, expenses, capital and liquidity levels and ratios, asset levels, asset quality, financial position, and other matters regarding or affecting Carter Bank & Trust and its future business and operations. Forward looking statements are typically identified by words or phrases such as “will likely result,” “expect,” “anticipate,” “estimate,” “forecast,” “project,” “intend,” “ believe,” “assume,” “strategy,” “trend,” “plan,” “outlook,” “outcome,” “continue,” “remain,” “potential,” “opportunity,” “believe,” “comfortable,” “current,” “position,” “maintain,” “sustain,” “seek,” “achieve” and variations of such words and similar expressions, or future or conditional verbs such as will, would, should, could or may. Although we believe the assumptions upon which these forward-looking statements are based are reasonable, any of these assumptions could prove to be inaccurate and the forward-looking statements based on these assumptions could be incorrect. The matters discussed in these forward-looking statements are subject to various risks, uncertainties and other factors that could cause actual results and trends to differ materially from those made, projected, or implied in or by the forward-looking statements depending on a variety of uncertainties or other factors including, but not limited to: credit losses; loan quality; levels of net charge-offs; changes in appraised values of collateral securing loans; the Bank’s liquidity and capital positions; interest rates; the potential adverse effects of unusual and infrequently occurring events, such as weather-related disasters, terrorist acts or public health events (such as the current COVID-19 pandemic), and of governmental and societal responses thereto; these potential adverse effects may include, without limitation, adverse effects on the ability of the Bank's borrowers to satisfy their obligations to the Bank, on the value of collateral securing loans, on the demand for the Bank's loans or its other products and services, on incidents of cyberattack and fraud, on the Bank’s liquidity or capital positions, on risks posed by reliance on third-party service providers, on other aspects of the Bank's business operations and on financial markets and economic growth; rates of customer loan payoffs; cyber-security concerns; rapid technological developments and changes; the impact of the information technology systems upgrade; efforts to restructure the balance sheet; sensitivity to the interest rate environment including a prolonged period of low interest rates, a rapid increase in interest rates or a change in the shape of the yield curve; a change in spreads on interest-earning assets and interest-bearing liabilities; our ability to retain existing deposits and attract new deposits; regulatory supervision and oversight; legislation affecting the financial services industry as a whole, and Carter Bank & Trust in particular; the outcome of pending and future litigation and governmental proceedings; increasing price and product/service competition; the ability to continue to introduce competitive new products and services on a timely, cost-effective basis; containing costs and expenses; reliance on significant customer relationships; general economic or business conditions; deterioration of the housing market and reduced demand for mortgages; re-emergence of turbulence in significant portions of the global financial and real estate markets that could impact our performance, both directly, by affecting our revenues and the value of our assets and liabilities, and indirectly, by affecting the economy generally and access to capital in the amounts, at the times and on the terms required to support our future businesses. Many of these factors, as well as other factors, are described in our Annual Report on Form 10-K for the year ended December 31, 2019, including Part I, Item 1A, Risk Factors and any of our subsequent filings with the FDIC. Forward-looking statements are based on beliefs and assumptions using information available at the time the statements are made. The Bank cautions you not to unduly rely on forward-looking statements because the assumptions, beliefs, expectations and projections about future events may, and often do, differ materially from actual results. Any forward-looking statement speaks only as to the date on which it is made, and the Bank undertakes no obligation to update any forward-looking statement to reflect developments occurring after the statement are made.

Critical Accounting Policies and Estimates

Our critical accounting policies involving significant judgments and assumptions used in the preparation of the Consolidated Financial Statements as of September 30, 2020 have remained unchanged from the disclosures presented in our Annual Report on Form 10-K for the year ended December 31, 2019 under the section “Management’s Discussion and Analysis of Financial Condition and Results of Operations”.

CARTER BANK & TRUST

ITEM 2. MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS (continued)

Overview

Carter Bank & Trust (the “Bank”) is a non-member state Bank headquartered in Martinsville, Virginia with assets of $4.1 billion at September 30, 2020.  The Bank operates branches in Virginia and North Carolina. The Bank provides a full range of financial services with retail, and commercial banking products and insurance. Our common stock began trading on Nasdaq Global Select Market effective March 25, 2019, under the ticker symbol “CARE.” Prior to March 25, 2019, our common stock traded on the Over the Counter (“OTCQX”) Best Market under the ticker symbol “CARE.”

The Bank earns revenue primarily from interest on loans and securities and fees charged for financial services provided to our customers. The Bank incurs expenses for the cost of deposits, provision for loan losses and other operating costs such as salaries and employee benefits, data processing, occupancy and tax expense.

Our mission is that the Bank strives to be the preferred lifetime financial partner for our customers and shareholders, and the employer of choice in the communities the Bank is privileged to serve. Our strategic plan focuses on restructuring the balance sheet to provide more diversification and higher yielding assets to increase the net interest margin. Another area of focus is the transformation of the infrastructure of the Bank to provide a foundation for operational efficiency and provide new products and services for our customers that will ultimately increase noninterest income.

Our focus continues to be on loan and deposit growth with a shift in the composition of deposits to more low cost core deposits with less dependence in higher cost certificates of deposits, as well as, implementing opportunities to increase fee income while closely monitoring our operating expenses. The Bank is focused on executing our strategy to successfully build our brand and grow our business in our markets. The Bank’s net interest margin has benefited due to our strategy to deploy our excess cash into higher yielding and diversified investment securities and purchased loans, as well as, the runoff of higher cost deposits.

COVID-19 Recent Developments

In response to the COVID-19 pandemic, the Coronavirus Aid, Relief, and Economic Security Act (the “CARES Act”) was signed into law by President Trump on March 27, 2020. The CARES Act is an emergency stimulus measure providing assistance and relief in a variety of ways to certain individuals, businesses, and industries. The CARES Act established a $2 trillion economic stimulus package, including cash payments to individuals, supplemental unemployment insurance benefits and a $349 billion loan program administered through the Small Business Administration (“SBA”), referred to as the PPP. In addition to the general impact of COVID-19, certain provisions of the CARES act as well as other legislative and regulatory relief efforts are expected to have a material impact on our operation. It is impossible to determine the extent of these impacts at the date of this filing; however, we are disclosing potentially material items of which we are aware.

Many of the CARES Act’s programs are dependent upon the direct involvement of U.S. financial institutions and will be implemented through rules and guidance adopted by federal departments and agencies, including the U.S. Department of the Treasury, the FDIC, the FRB and other federal bank regulatory authorities, including those with direct supervisory jurisdiction over the Bank.

CARTER BANK & TRUST

ITEM 2. MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS (continued)

Set forth below is a brief overview of certain provisions of the CARES Act and certain other regulations and supervisory guidance related to the COVID-19 pandemic that are applicable to the operations and activities of the Bank. The following description is qualified in its entirety by reference to the full text of the CARES Act and the statutes, regulations, and policies described herein. Such statutes, regulations, and policies are subject to ongoing review by U.S. Congress and federal regulatory authorities. Future amendments to the provisions of the CARES Act or changes to any of the statutes, regulations, or regulatory policies applicable to the Bank could have a material effect on the Bank. Many of the requirements called for in the CARES Act and related regulations and supervisory guidance will be implemented over time and most will be subject to implementing regulations over the course of the coming weeks. The Bank will continue to assess the impact of the CARES Act and other statutes, regulations and supervisory guidance related to the COVID-19 pandemic.

FRB Reserve Programs and Initiatives

The CARES Act encourages the FRB, in coordination with the Secretary of the Treasury, to establish or implement various programs to help midsize businesses, nonprofits, and municipalities, including (i) a Midsize Business/Nonprofit Organization Program to provide financing to banks and other lenders to make direct loans to eligible businesses and nonprofit organizations with between 500 and 10,000 employees and (ii) the Municipal Liquidity Facility, provide liquidity to the financial system that supports states and municipalities. On April 9, 2020, the FRB announced and solicited comments regarding the Main Street Lending Program, which would implement certain of these recommendations. Further action regarding the Main Street Lending Program is expected soon.

Separately and in response to COVID-19, the FRB’s Federal Open Market Committee (the “FOMC”) has set the federal funds target rate – i.e., the interest rate at which depository institutions such as the Bank lend reserve balances to other depository institutions overnight on an uncollateralized basis – to an historic low. On March 16, 2020, the FOMC set the federal funds target rate at 0-0.25%. Consistent with FRB policy, the FRB has committed to the use of overnight reverse repurchase agreements as a supplementary policy tool, as necessary, to help control the federal funds rate and keep it in the target range set by the FOMC.

In addition, the FRB has expanded the size and scope of three existing programs to mitigate the economic impact of the COVID-19 outbreak: (i) the Primary Market Corporate Credit Facility; (ii) the Secondary Market Corporate Credit Facility; and (iii) the Term Asset-Backed Securities Loan Facility. The FRB has also established two new program facilities – the Money Market Mutual Fund Liquidity Facility and the Commercial Paper Funding Facility – to broaden its support for the flow of credit to households and businesses during COVID-19.

CARTER BANK & TRUST

ITEM 2. MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS (continued)

Temporary Regulatory Capital Relief related to Impact of CECL

Concurrent with enactment of the CARES Act, the federal bank regulatory authorities issued an interim final rule to provide banking organizations that are required to implement CECL before the end of 2020 the option to delay the estimated impact on regulatory capital by up to two years, with a three-year transition period to phase out the cumulative benefit to regulatory capital provided during the two-year delay.

Temporary Bank Secrecy Act (“BSA”) Reporting Relief

The U.S. Department of the Treasury’s Financial Crimes Enforcement Network (“FinCEN”) has provided targeted relief from certain BSA reporting requirements and have provided updated guidance to financial institutions on complying with such requirements during COVID-19. Specifically, FinCEN has (i) granted targeted relief to financial institutions participating in the PPP, stating that PPP loans to existing customers will not require re-verification under applicable BSA requirements, unless re-verification is otherwise required under the financial institution’s risk-based BSA compliance program, (ii) acknowledged that there may be “reasonable delays in compliance” due to COVID-19, and (iii) temporarily suspended implementation of its February 2020 ruling, which would have entailed significant changes to currency transaction reporting filing requirements for transactions involving sole proprietorships and entities operating under a “doing business as” or other assumed name.

Bank’s Response to COVID-19

Lending Operations

The Bank has elected to take advantage of Section 4014 of the CARES Act provision to temporarily delay adoption of the CECL methodology. The Bank was subject to the adoption of the CECL accounting method under Financial Accounting Standards Board (“FASB”) Accounting Standards Update 2016-03 and related amendments, Financial Instruments – Credit Losses (Topic 326). However, the Bank elected under the CARES Act to defer the implementation of CECL until the earlier of when the national emergency related to the outbreak of COVID-19 ends or December 31, 2020.

The Bank quickly responded to the pandemic and the CARES Act, offering the option of payment deferrals, participation in the PPP, fee waivers and other relief actions to customers. Banks have been identified as essential services and have remained open during the order. The Bank has opened the lobbies of 31 branches effective as of October 31, 2020. However, the Bank continues to serve its customers in the remaining branches through modified hours in both the drive-ins and branch services via appointment. Every opportunity is being taken to protect both customers and employees through enhanced cleaning services, social distancing and personal protective equipment requirements for both. Approximately 20% of the Bank’s workforce is working remotely.

Under the CARES Act, PPP is an amendment to the SBA 7-A loan program. The Bank became an approved SBA 7-A lender in November of 2019. PPP is a guaranteed, unsecured loan program created to fund certain payroll and operating costs of eligible businesses, organizations and self-employed persons during COVID-19.  Initially, $349 billion were approved and designated for PPP in order for the SBA to guarantee 100% of collective loans made under the program to eligible small businesses, nonprofits, veteran’s organizations, and tribal businesses. The Bank participated in the initial round of funding though a referral relationship with a third-party, non-bank lender. When an additional $310 billion in funds were approved and designated for PPP, the Bank opted to stand up an internal, automated loan process utilizing its core system provider. As of September 30, 2020 the Bank had processed either through a third party or internally 962 PPP loans totaling $55.8 million, represented by $15.9 million and $39.9 million processed in round one and round two, respectively.

CARTER BANK & TRUST

ITEM 2. MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS (continued)

The FRB implemented a liquidity facility available to financial institutions participating in the PPP. However, the Bank opted to fund all PPP loans through our internal liquidity sources. These loans are fully guaranteed by the SBA and do not represent a credit risk. We expect the vast majority of these PPP loans will be forgiven based upon a preliminary review of the loans.

The Bank provides deferrals to customers under Section 4013 of the CARES Act and regulatory interagency statements on loan modifications, which suspends the requirement to categorize these deferrals as TDRs. The Bank launched a deferral program in March of 2020 that ran through August of 2020 (Part I). The deferrals in the initial program typically provided deferral of both principal and interest for up to 180 days. The Bank is providing deferrals in another program that launched in August of 2020 and runs through December of 2020 (Part II). The deferrals in this program is needs based and requires the collection of update financial information. The majority of the deferrals in the second program will be principal only deferrals. At the end of the deferral period, for term loans, payments will be applied to accrued interest first and will resume principal payments once accrured interest is current. Deferred principal will be due at maturity. For interest only loans, such as lines of credit, deferred interest will be due at maturity.

As of October 27, 2020, we have had 116 total customers opt for deferrals under Part II of the program which continues through December 31, 2020, with an aggregate principal balance of $381.1 million with $6.1 million in deferred principal and interest payments. The weighted average deferment period for these loans is 3.98 months. Approximately $321.8 million of these modifications were in the hospitality industry comprised of deferrals on 58 loans.

The following table provides detail of the Bank’s deferred loans as of October 27, 2020:

				Weighted
				Average
	Number	Loan	Percent of	Deferment	Total Deferred
(Dollars in Thousands)	of Loans	Principal	Outstanding	Period	Principal	Interest
Commercial
Commercial Real Estate	83	$374,908	26.5%	3.98	$4,362	$1,604
Commercial and Industrial	1	48	0.0%	-	-	-
Obligations of State and Political Subdivisions	-	-	0.0%	-	-	-
Commercial Construction	2	171	0.0%	4.00	11	-
Total Commercial Loans	86	375,127	15.5%	3.98	4,373	1,604
Consumer
Residential Mortgages	15	5,884	1.2%	3.72	37	68
Other Consumer	15	134	0.2%	3.05	13	2
Consumer Construction	-	-	0.0%	-	-	-
Total Consumer Loans	30	6,018	1.1%	3.71	50	70
Total Aggregate Deferred Payments	116	$381,145	12.8%	3.98	$4,423	$1,674

CARTER BANK & TRUST

ITEM 2. MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS (continued)

Our interest income could be reduced due to COVID-19. In keeping with guidance from regulators, we are actively working with COVID-19 affected borrowers to defer their payments, interest, and fees. Interest and fees will still accrue to income through normal GAAP accounting. Should eventual credit losses on these deferred payments emerge, interest income and fees accrued would need to be reversed. In such a scenario, interest income in future periods could be negatively impacted. At this time, we are unable to project the materiality of such an impact, but recognize the breadth of the economic impact may affect our borrowers’ ability to repay in future periods.

The Bank’s exposure to hospitality at September 30, 2020 equated to approximately $491.3 million, or 16.5% of total portfolio loans. These were mostly loans secured by upscale or top tier flagged hotels, which have historically exhibited low leverage and strong operating cash flows. However, the Bank anticipates that a significant portion of the Bank’s borrowers in the hotel industry will continue to operate at occupancy levels at or below breakeven which has caused, or will continue to cause, them to draw on their existing lines of credit with other financial institutions or other sources of liquidity and may adversely affect their ability to repay existing indebtedness. These developments, together with the current economic conditions generally, may impact the value of real estate collateral in hospitality and other commercial real estate exposure. As a result, we anticipate that our financial condition, capital levels and results of operations could be adversely affected.

The allowance for loan loss at September 30, 2020 includes an increase in qualitative loss factors as a result of the estimated economic impact of COVID-19 of $9.6 million. The Bank adjusted qualitative risk factors under its incurred loss model for economic conditions, changes in payment deferral procedures, expected changes in collateral values due to reduced cash flows and external factors such as government actions. Management believes the uncertainty regarding customers’ ability to repay loans could be adversely impacted by the COVID-19 pandemic given higher unemployment rates, requests for payment deferrals, temporary business shutdowns and reduced consumer and business spending.

Retail Operations

The Bank will continue to promote our digital banking options through our website. Customers are encouraged to utilize online and mobile banking tools, and our customer service and retail departments are fully staffed and available to assist customers remotely.

We initially closed all branches to customer activity, except for drive-up and appointment only services. However, we have now opened the lobbies of 31 branches as of October 31, 2020 and we are currently examining a plan to open the remainder of our branches. We continue to pay all employees according to their normal work schedule, even if their work has been reduced. No employees have been furloughed. Employees whose job responsibilities can be effectively carried out remotely are working from home. Employees whose critical duties require their continued presence on-site are observing social distancing and cleaning protocols.

Our fee income has been impacted due to COVID-19 approximating $1.5 million. In keeping with guidance from regulators, we are actively working with COVID-19 affected customers to waive fees from a variety of sources, such as, but not limited to, insufficient funds and overdraft fees and account maintenance fees, etc. These reductions in fees are thought, at this time, to be temporary in conjunction with the length of the expected COVID-19 related economic crisis. Beginning on July 20, 2020, certain fee waivers were reinstated. The breadth of the economic impact is likely to continue to impact our fee income in future periods.

CARTER BANK & TRUST

ITEM 2. MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS (continued)

Capital Resources and Liquidity

As of September 30, 2020, all of the Bank’s capital ratios were in excess of all regulatory requirements. An extended economic recession brought about by COVID-19 could adversely impact our reported regulatory capital ratios.

We maintain access to multiple sources of liquidity. Funding sources accessible to the Bank include borrowing availability at the FHLB, equal to 25% of the Bank’s assets approximating $1.0 billion, subject to the amount of eligible collateral pledged, federal funds unsecured lines with six other correspondent financial institutions in the amount of $115.0 million and access to the institutional CD market through brokered CDs. In addition to the above resources, the Bank also has $651.6 million of unpledged available-for-sale securities as an additional source of liquidity at September 30, 2020. If an extended recession caused large numbers of our deposit customers to withdraw their funds, we might become more reliant on volatile or more expensive sources of funding.

The Bank is monitoring and will continue to monitor the impact of the COVID-19 pandemic and has taken and will continue to take steps to mitigate the potential risks and impact on our liquidity and capital resources. Due to the economic uncertainty, we are taking a prudent approach to capital management and have established access to the FRB’s PPP Lending Facility.

Goodwill and Other Intangibles

At September 30, 2020, the Bank considered the anticipated reduction in earnings due to the on-going economic market disruption, the sustained decline of the Bank’s stock price in relation to other bank indexes and the length of time that the market value of the reporting unit has been below its book value as triggering events. Therefore, the Bank completed a quantitative analysis to assess whether or not goodwill was impaired.  The analysis estimated fair value of the reporting unit to be less than the carrying value. The Bank has recorded an impairment charge of $62.2 million as of September 30, 2020. The impairment charge is a non-cash charge that does not affect regulatory capital ratios, liquidity, or our overall financial strength.

The determination of the fair value of the reporting unit incorporates assumptions that marketplace participants would use in their estimates of fair value in a change in control transaction, as prescribed by ASC Topic 820.  To arrive at a conclusion of fair value, we utilized both the income approach and the market approach and then applied weighting factors to each approach.  Weighting factors represent our best business judgement of the weightings a market participant would utilize in arriving at fair value of the reporting unit.  In performing the analysis, Bank management made numerous assumptions with respect to industry performance, reporting unit business performance, economic and market conditions and various other matters, many of which require significant management judgement.  Projections related to business unit performance over the next five years assumed an economic downturn over a 12-month time horizon subsequently returning to conservative positive growth rates in loan and deposits after that time period.  The analysis performed and the assumptions that are incorporated into the analysis reflect the best currently available estimates and judgements as to the expected future financial performance of the reporting unit.

CARTER BANK & TRUST

ITEM 2. MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS (continued)

Earnings Summary

Net income decreased $65.3 million, or 858.8%, for the three months ended September 30, 2020 as compared to the same period in 2019. This decrease was primarily due to the aforementioned full goodwill impairment charge of $62.2 million, or $(2.36) per share, that was recorded in the third quarter of 2020. Excluding this one-time charge, net income was $4.5 million, or $0.17 diluted earnings per share. Net loss for the three months ended September 30, 2020 was $57.7 million, or $2.19 per share, as compared to net income of $7.6 million, or $0.29 diluted earnings per share, for the same period in 2019. An additional factor contributing to the decrease in net income was an overall increase of $1.5 million in the provision for loan losses. Included in the provision for loan losses was an increase in qualitative loss factors as a result of the estimated economic impact of COVID-19 of $3.6 million, or $(0.11) per share, during the third quarter of 2020. Offsetting this increase to our qualitative loss factors was a decrease to our quantitative reserves due to decreases in historic loss rates which was partially offset by an increase in loan volume.

Net income decreased $71.8 million, or 312.5%, for the nine months ended September 30, 2020 as compared to the same period in 2019. This decrease was primarily due to the aforementioned full goodwill impairment charge of $62.2 million, or $(2.36) per share, that was recorded in the third quarter of 2020. Excluding this one-time charge, net income was $13.4 million, or $0.51 diluted earnings per share. Net loss for the nine months ended September 30, 2020 was $48.8 million, or $1.85 per share, as compared to net income of $23.0 million, or $0.87 diluted earnings per share, for the same period in 2019. An additional factor contributing to the decrease in net income was an overall increase of $8.8 million in the provision for loan losses. Included in the provision for loan losses was an increase in qualitative loss factors as a result of the estimated economic impact of COVID-19 of $9.6 million, or $(0.29) per share, during the first nine months of 2020.

Net interest income decreased $2.6 million, or 9.4%, to $25.4 million during the third quarter of 2020 as compared to the same period of 2019. The net interest margin, on a fully taxable equivalent basis, decreased 35 basis points to 2.66% in the third quarter of 2020 over the 2019 comparison. Net interest income decreased $5.0 million, or 5.9%, to $79.0 million during the nine months ended September 30, 2020 as compared to the same period of 2019. The net interest margin, on a fully taxable equivalent basis, declined 24 basis points to 2.80% over the past twelve months. The decreases in short-term interest rates had a negative impact on both net interest income and the net interest margin, but are offset by a lower cost of funds. The yield on interest-earning assets decreased 49 basis points over the past twelve months, offset by a 28 basis point decline in funding costs as compared to the same period of 2019. Net interest margin is reconciled to net interest income adjusted to a fully taxable equivalent basis (“FTE”) below in the “Net Interest Income” section of this Management Discussion and Analysis (“MD&A”).

The provision for loan losses totaled $2.9 million for the quarter ended September 30, 2020 as compared to $1.4 million for the same period of 2019, an increase of $1.5 million or 109.6%. For the nine months ended September 30, 2020 and 2019, respectively, the provision for loan losses totaled $13.2 million and $4.4 million, an increase of $8.8 million or 200.6%. Included in the provision expense for the quarter ended September 30, 2020 is the impact of increases in qualitative loss factors of $3.6 million, driven by economic and market conditions as a result of COVID-19. Offsetting this increase to our qualitative loss factors in the third quarter of 2020 was a decrease to our quantitative reserves due to decreases in historic loss rates which was partially offset by an increase in loan volume. Included in the provision expense for the nine month period ended September 30, 2020 is the impact of increases in qualitative loss factors totaling $9.6 million as a result of COVID-19. As part of the process to adjust qualitative factors in response to COVID-19, we considered the loss rates we experienced during the last economic downturn,the level of loan deferrals in the loan portfolio and industries we considered at risk to determine the necessary level of probable incurred loss.

CARTER BANK & TRUST

ITEM 2. MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS (continued)

At September 30, 2020, nonperforming loans were $40.5 million as compared to $42.1 million at December 31, 2019, a decrease of $1.6 million, or 4.0%. Net charge-offs were $2.0 million in the first nine months of 2020 as compared to $3.3 million in the same period of 2019. As a percentage of total portfolio loans, on an annualized basis, net charge-offs were 0.09% and 0.15% for the nine month periods ending September 30, 2020 and 2019, respectively.

Nonperforming loans as a percentage of total portfolio loans were 1.35%, 1.46% and 1.62% as of September 30, 2020, December 31, 2019 and September 30, 2019, respectively.

Noninterest income increased $2.1 million, or 59.8%, to $5.6 million, excluding net securities gains, for the three months ending September 30, 2020 as compared to the same period of 2019. Noninterest income increased $4.3 million, or 40.0%, to $15.1 million from $10.8 million, excluding net securities gains, for the nine months ending September 30, 2020 as compared to the same period in 2019. The increase in the nine month comparison was primarily due to $3.1 million of commercial loan swap fee income due to the high demand for this product in the current low interest rate environment, $1.0 million of higher insurance commissions, $0.4 million of higher debit card interchange fees, all offset by lower service charges on deposit accounts of $0.2 million due to COVID-19 waivers and OREO income of $0.3 million. OREO income declined due to the sale of several large commercial properties that generated income.

Securities gains of $5.9 million and $1.6 million were realized during the first nine months of 2020 and 2019, respectively, to take advantage of market opportunities and reposition and diversify holdings in the securities portfolio.

Total noninterest expense increased $64.5 million, or 283.3%, for the third quarter of 2020 to $87.3 million as compared to $22.8 million in the same period of 2019. Total noninterest expense increased $67.4 million, or 99.8%, to $134.9 million for the first nine months of 2020 as compared to the same period of 2019. The increase in the quarterly and nine month comparisons were primarily driven by the aforementioned goodwill impairment charge of $62.2 million. Excluding the impact of the goodwill impairment charge, noninterest expense increased $5.2 million, or 7.7%, to $72.7 million for the first nine months of 2020 as compared to the same period of 2019. This increase was primarily driven by salaries and employee benefits and occupancy expenses in the amounts of $1.3 million and $1.4 million, respectively. Other increases include $0.9 million in FDIC expense and $0.7 million in advertising. Losses on sales and write-downs of OREO increased $0.8 million, primarily due to the write-down of $1.1 million on five closed retail branch offices moved to OREO in the third quarter of 2020.

The provision for income taxes was $0.9 million in the third quarter of 2020 as compared to $0.5 million during the same period of 2019. The provision for income taxes was $0.6 million for the nine months ended September 30, 2020 as compared to $1.4 million during the same period of 2019.

CARTER BANK & TRUST

ITEM 2. MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS (continued)

A full goodwill impairment charge in the amount of $62.2 million was recorded in the third quarter of 2020. Excluding the full goodwill impairment charge, the effective tax rate for the third quarter of 2020 was 16% as compared to 6% for the third quarter of 2019. This goodwill impairment charge was not tax deductible and is the reason for the increased effective tax rate for the three month period ended September 30, 2020. Excluding the full goodwill impairment charge, the effective tax rate for the nine months ended September 30, 2020 was 5% as compared to 6% for the same period of 2019. The Bank ordinarily generates an annual effective tax rate that is less than the statutory rate of 21% due to benefits resulting from tax-exempt interest and tax credit projects, which are relatively consistent regardless of the level of pretax income.

Explanation of Use of Non-GAAP Financial Measures

In addition to the results of operations presented in accordance with generally accepted accounting principles, or GAAP, in the United States, management uses, and this quarterly report references, net interest income on a fully taxable equivalent, or (“FTE”), basis, which is a non-GAAP financial measure. Management believes this measure provides information useful to investors in understanding our underlying business, operational performance and performance trends as it facilitates comparisons with the performance of other companies in the financial services industry. Although management believes that this non-GAAP financial measure enhances investors’ understanding of our business and performance, this non-GAAP financial measure should not be considered an alternative to GAAP or considered to be more important than financial results determined in accordance with GAAP, nor is it necessarily comparable with non-GAAP measures which may be presented by other companies.

The Bank believes the presentation of net interest income on an FTE basis ensures the comparability of net interest income arising from both taxable and tax-exempt sources and is consistent with industry practice. Net interest income per the Consolidated Statements of (Loss) Income is reconciled to net interest income adjusted to an FTE basis in the Net Interest Income section of the "Results of Operations – Three and Nine Months Ended September 30, 2020 Compared to Three and Nine Months Ended September 30, 2019".

RESULTS OF OPERATIONS

Three and Nine Months Ended September 30, 2020 Compared to Three and Nine Months Ended September 30, 2019

Net Interest Income

Our principal source of revenue is net interest income. Net interest income represents the difference between the interest and fees earned on interest-earning assets and the interest paid on interest-bearing liabilities. Net interest income is affected by changes in the average balance of interest-earning assets and interest-bearing liabilities and changes in interest rates and spreads. The level and mix of interest-earning assets and interest-bearing liabilities is managed by our Asset and Liability Committee (“ALCO”) in order to mitigate interest rate and liquidity risks of the balance sheet. A variety of ALCO strategies were implemented, within prescribed ALCO risk parameters, to produce what the Bank believes is an acceptable level of net interest income.

CARTER BANK & TRUST

ITEM 2. MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS (continued)

The interest income on interest-earning assets and the net interest margin are presented on an FTE basis. The FTE basis adjusts for the tax benefit of income on certain tax-exempt loans and securities using the federal corporate tax rate for each period (which was 21% for all periods presented) and the dividend-received deduction for equity securities. The Bank believes this to be the preferred industry measurement of net interest income that provides a relevant comparison between taxable and non-taxable sources of interest income.

The following table reconciles net interest income per the Consolidated Statements of (Loss) Income to net interest income on an FTE basis for the periods presented:

	Three Months Ended		Nine Months Ended
	September 30,	September 30,	September 30,	September 30,
(Dollars in Thousands)	2020	2019	2020	2019
Total Interest Income	$33,986	$40,154	$107,439	$119,361
Total Interest Expense	8,550	12,084	28,477	35,440
Net Interest Income	25,436	28,070	78,962	83,921
Adjustment to FTE Basis	598	683	1,826	2,408
Net Interest Income (FTE) (non-GAAP)	$26,034	$28,753	$80,788	$86,329
Net Interest Margin	2.60%	2.94%	2.74%	2.96%
Adjustment to FTE Basis	0.06%	0.07%	0.06%	0.08%
Net Interest Income (FTE) (non-GAAP)	2.66%	3.01%	2.80%	3.04%

Net interest income, on a fully taxable equivalent basis, decreased $2.7 million, or 9.5%, and decreased $5.5 million, or 6.4%, respectively, in the three and nine months ending September 30, 2020 as compared to the same periods of 2019. Interest income, on a fully taxable equivalent basis, decreased $6.2 million and interest expense decreased $3.5 million in the third quarter of 2020 as compared to the same period of 2019. Interest income, on a fully taxable equivalent basis, decreased $12.5 million and interest expense decreased $7.0 million in the nine months ended September 30, 2020 as compared to the same period of 2019. The decreases in short-term interest rates had a negative impact on both net interest income and the net interest margin, but are offset by a lower cost of funds. The net interest margin, on a fully taxable equivalent basis, decreased 35 basis points to 2.66% in the three months ending September 30, 2020 as compared to the same period of 2019. The net interest margin, on a fully taxable equivalent basis, decreased 24 basis points to 2.80% over the past twelve months, primarily due to the lower interest rate environment. The lower interest rate environment and the intentional runoff of higher cost certificates of deposits helped to lower the overall cost of funds.

CARTER BANK & TRUST

ITEM 2. MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS (continued)

The following table provides information regarding the average balances, interest and rates earned on interest-earning assets and the average balances, interest and rates paid on interest-bearing liabilities for the periods presented:

Average Balance Sheet and Net Interest Income Analysis (FTE)

	Three Months ended September 30, 2020			Three Months ended September 30, 2019
(Dollars in Thousands)	Average Balance	Income/ Expense	Rate	Average Balance	Income/ Expense	Rate
ASSETS
Interest-Bearing Deposits with Banks	$124,886	$32	0.10%	$99,827	$557	2.21%
Tax-Free Investment Securities	54,541	455	3.34%	33,452	332	3.94%
Taxable Investment Securities	693,330	3,150	1.81%	751,665	4,697	2.48%
Tax-Free Loans	302,351	2,397	3.17%	373,167	2,923	3.11%
Taxable Loans	2,694,747	28,511	4.18%	2,526,509	32,270	5.07%
Federal Home Loan Bank Stock	5,093	39	3.04%	3,688	58	6.24%
Total Interest-Earning Assets	$3,874,948	$34,584	3.53%	$3,788,308	$40,837	4.28%

LIABILITIES
Deposits:
Interest-Bearing Demand	$330,402	$239	0.29%	$222,062	$404	0.72%
Money Market	200,303	210	0.42%	156,509	552	1.40%
Savings	616,414	168	0.11%	572,716	256	0.18%
Certificates of Deposit	1,801,535	7,815	1.73%	2,048,043	10,853	2.10%
Total Interest-Bearing Deposits	$2,948,654	$8,432	1.14%	$2,999,330	$12,065	1.60%
Borrowings:
FHLB Borrowings	35,000	101	1.13%	-	-	-
Other Borrowings	1,183	17	5.72%	1,226	19	6.15%
Total Borrowings	36,183	118	1.28%	1,226	19	6.15%
Total Interest-Bearing Liabilities	$2,984,837	$8,550	1.14%	$3,000,556	$12,084	1.60%
Net Interest Income		$26,034			$28,753
Net Interest Margin			2.66%			3.01%

CARTER BANK & TRUST

ITEM 2. MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS (continued)

	Nine Months ended Nine 30, 2020			Nine Months ended September 30, 2019
(Dollars in Thousands)	Average Balance	Income/ Expense	Rate	Average Balance	Income/ Expense	Rate
ASSETS
Interest-Bearing Deposits with Banks	$98,283	$268	0.36%	$132,855	$2,341	2.36%
Tax-Free Investment Securities	41,922	1,076	3.42%	78,235	2,145	3.67%
Taxable Investment Securities	696,954	11,246	2.15%	730,519	13,102	2.40%
Tax-Free Loans	320,914	7,620	3.16%	386,993	9,324	3.22%
Taxable Loans	2,644,031	88,885	4.45%	2,465,823	94,773	5.14%
Federal Home Loan Bank Stock	4,869	170	4.65%	1,770	84	6.35%
Total Interest-Earning Assets	$3,806,973	$109,265	3.80%	$3,796,195	$121,769	4.29%

LIABILITIES
Deposits:
Interest-Bearing Demand	$308,617	$926	0.40%	$250,163	$1,639	0.88%
Money Market	179,546	692	0.51%	128,035	1,312	1.37%
Savings	590,534	470	0.11%	588,529	1,240	0.28%
Certificates of Deposit	1,855,027	26,076	1.88%	2,074,015	31,190	2.01%
Total Interest-Bearing Deposits	$2,933,724	$28,164	1.28%	$3,040,742	$35,381	1.56%
Borrowings:
Fed Funds Purchased	73	1	1.59%	-	-	-
FHLB Borrowings	29,161	260	1.17%	-	-	-
Other Borrowings	1,303	52	5.33%	872	59	9.05%
Total Borrowings	30,537	313	1.35%	872	59	9.05%
Total Interest-Bearing Liabilities	$2,964,261	$28,477	1.28%	$3,041,614	$35,440	1.56%
Net Interest Income		$80,788			$86,329
Net Interest Margin			2.80%			3.04%

Interest income, on a fully taxable equivalent basis, decreased $6.2 million, or 15.3%, and decreased $12.5 million, or 10.3%, respectively, for the three and nine months ended September 30, 2020, as compared to the same periods in 2019. The decrease is primarily due to balance sheet repricing driven by the impact of the lower interest rate environment. The overall rate earned on interest-bearing deposits with banks decreased by 2.11% and 2.00%, respectively, for the three and nine months ended September 30, 2020 as compared to the same periods of 2019. The Bank is currently maintaining higher liquidity levels as a result of COVID-19. Income on tax-free investment securities declined in the nine month comparison primarily due to a decrease in volume. Taxable investment securities volume declined $58.3 million and $33.6 million, respectively, in the quarter over quarter and nine month comparisons. An additional contributing factor to the decline in income of both tax-free investments and taxable investment securities in the nine month comparison is a decline in rates. Tax-free loan volume decreased by $70.8 million and $66.1 million, respectively, in the three and nine months ended September 30, 2020 as compared to the same period of 2019. Taxable loan volume increased $168.2 million and $178.2 million, respectively, but interest income was offset by a decline in rate of 89 basis points and 69 basis points, respectively, for the three and nine month comparison of September 30, 2020 to 2019. The overall rate earned on total interest-earning assets decreased by 75 basis points and 49 basis points in the three and nine month comparisons as of September 30, 2020 as compared to the same period of 2019.

CARTER BANK & TRUST

ITEM 2. MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS (continued)

Interest expense decreased $3.5 million, or 29.2%, and decreased $7.0 million, or 19.6%, respectively, for the three and nine months ended September 30, 2020, as compared to the same periods in 2019. These decreases were primarily due to an expense decrease in all categories of deposits. The decrease in expense of interest-bearing demand deposits, money market accounts, and savings accounts was primarily driven by a decrease in the rates of these products in the three and nine month comparisons ended September 30, 2020 as compared to 2019. However, the decrease in expense of certificates of deposits was driven by a decrease in rates and volume in the third quarter and nine month periods of 2020 as compared to the same periods of 2019. The average balance of certificates of deposits decreased $246.5 million and $219.0 million, respectively, in the three and nine months ended September 30, 2020 as compared to the same period of 2019 primarily due to the intentional runoff of these higher cost deposits. The overall rate on these certificates of deposits decreased 37 basis points in the quarterly comparison, but decreased 13 basis points in the nine month comparison.

The following table sets forth for the periods presented a summary of the changes in interest earned and interest paid resulting from changes in volume and changes in rates:

	Three Months ended September 30, 2020
	compared to September 30, 2019
(Dollars in Thousands)	Increase/ (Decrease)	Increase/(Decrease) Rate	Increase/(Decrease) Volume
ASSETS
Interest-Bearing Deposits with Banks	$(525)	$(637)	$112
Tax-Free Investment Securities	123	(57)	180
Taxable Investment Securities	(1,547)	(1,202)	(345)
Tax-Free Loans	(526)	56	(582)
Taxable Loans	(3,759)	(5,837)	2,078
Federal Home Loan Bank Stock	(19)	(36)	17
Total Interest-Earning Assets	$(6,253)	$(7,713)	$1,460

LIABILITIES
Deposits:
Interest-Bearing Demand	$(165)	$(308)	$143
Money Market	(342)	(465)	123
Savings	(88)	(106)	18
Certificates of Deposit	(3,038)	(1,809)	(1,229)
Total Interest-Bearing Deposits	(3,633)	(2,688)	(945)
Borrowings:
FHLB Borrowings	101	1	100
Other Borrowings	(2)	(1)	(1)
Total Borrowings	99	-	99
Total Interest-Bearing Liabilities	$(3,534)	$(2,688)	$(846)
Net Interest Income	$(2,719)	$(5,025)	$2,306

CARTER BANK & TRUST

ITEM 2. MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS (continued)

	Nine Months ended September 30, 2020
	compared to September 30, 2019
(Dollars in Thousands)	Increase/ (Decrease)	Increase/(Decrease) Rate	Increase/(Decrease) Volume
ASSETS
Interest-Bearing Deposits with Banks	$(2,073)	$(1,586)	$(487)
Tax-Free Investment Securities	(1,069)	(135)	(934)
Taxable Investment Securities	(1,856)	(1,285)	(571)
Tax-Free Loans	(1,704)	(171)	(1,533)
Taxable Loans	(5,888)	(12,725)	6,837
Federal Home Loan Bank Stock	86	(28)	114
Total Interest-Earning Assets	$(12,504)	$(15,930)	$3,426

LIABILITIES
Deposits:
Interest-Bearing Demand	$(713)	$(1,034)	$321
Money Market	(620)	(1,021)	401
Savings	(770)	(774)	4
Certificates of Deposit	(5,114)	(1,948)	(3,166)
Total Interest-Bearing Deposits	(7,217)	(4,777)	(2,440)
Borrowings:
Fed Funds Purchased	1	-	1
FHLB Borrowings	260	-	260
Other Borrowings	(7)	(30)	23
Total Borrowings	254	(30)	284
Total Interest-Bearing Liabilities	$(6,963)	$(4,807)	$(2,156)
Net Interest Income	$(5,541)	$(11,123)	$5,582

Provision for Loan Losses

The provision for loan losses is the amount to be added to the ALL, after considering loan charge-offs and recoveries, to bring the ALL to a level determined to be appropriate in management's judgment to absorb probable losses inherent in the loan portfolio.

The provision for loan losses totaled $13.2 million and $4.4 million for the nine month periods ended September 30, 2020 and 2019. The Bank was subject to the adoption of the CECL accounting method under FASB Accounting Standards Update 2016-03 and related amendments, Financial Instruments – Credit Losses (Topic 326). However, the Bank elected under the CARES Act to defer the implementation of CECL until the earlier of when the national emergency related to the outbreak of COVID-19 ends or December 31, 2020. Included in the provision expense for the nine months ended September 30, 2020 is the impact of an increase in qualitative loss factors as a result of the estimated economic impact of COVID-19 of $9.6 million, or $(0.29) per share. This represents a 200.6% increase in the provision expense as compared to the same period of 2019. The Bank adjusted qualitative risk factors under its incurred loss model for economic conditions, changes in payment deferral procedures, expected changes in collateral values due to reduced cash flows and external factors such as government actions. Management believes the uncertainty regarding customers’ ability to repay loans could be adversely impacted by the COVID-19 pandemic given higher unemployment rates, requests for payment deferrals, temporary business shutdowns and reduced consumer and business spending. An additional contributing factor to the increase in provision for loan loss expense is an increase in specific reserves of $1.8 million at September 30, 2020 as compared to December 31, 2019.

CARTER BANK & TRUST

ITEM 2. MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS (continued)

Net charge-offs were $2.0 million in the first nine months of 2020 as compared to $3.3 million in the same period of 2019. As a percentage of total portfolio loans, on an annualized basis, net charge-offs were 0.09% and 0.15% for the nine month periods ending September 30, 2020 and 2019, respectively.

Nonperforming loans decreased $1.6 million at September 30, 2020, to $40.5 million, as compared to $42.1 million at December 31 2019. The ALL was 123.5% of nonperforming loans as of September 30, 2020, as compared to 92.0% of nonperforming loans as of December 31, 2019.

The ALL was $50.0 million at September 30, 2020, as compared to $38.8 million at December 31, 2019. The ALL as a percentage of total portfolio loans was 1.67% at September 30, 2020 and 1.34% at December 31, 2019. General reserves as a percentage of portfolio total loans were 1.40% at September 30, 2020, as compared to 1.13% as of December 31, 2019. Specific reserves increased by $1.8 million to $8.0 million at September 30, 2020 as compared to $6.2 million at December 31, 2019.

Loans past due 30 to 89 days decreased $1.7 million to $2.4 million at September 30, 2020 as compared to $4.1 million at December 31, 2019. Total past dues on commercial loans decreased $1.5 million, primarily in the commercial real estate category. Total past dues on consumer loans decreased by $0.2 million primarily due to an increase in residential mortgages, offset by a decrease in the other consumer category.

Noninterest Income

	Three Months Ended September 30,
(Dollars in Thousands)	2020	2019	$ Change	% Change
Gains on Sales of Securities, net	$2,388	$659	$1,729	262.4%
Service Charges, Commissions and Fees	1,205	1,111	94	8.5%
Debit Card Interchange Fees	1,559	1,340	219	16.3%
Insurance	482	454	28	6.2%
Bank Owned Life Insurance Income	351	362	(11)	(3.0)%
Other Real Estate Owned Income	58	96	(38)	(39.6)%
Commercial Loan Swap Fee Income	1,572	-	1,572	NM
Other	360	134	226	168.7%
Total Noninterest Income	$7,975	$4,156	$3,819	91.9%

NM - percentage not meaningful

CARTER BANK & TRUST

ITEM 2. MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS (continued)

	Nine Months Ended September 30,
(Dollars in Thousands)	2020	2019	$ Change	% Change
Gains on Sales of Securities, net	$5,923	$1,599	$4,324	270.4%
Service Charges, Commissions and Fees	3,045	3,229	(184)	(5.7)%
Debit Card Interchange Fees	4,270	3,834	436	11.4%
Insurance	2,123	1,097	1,026	93.5%
Bank Owned Life Insurance Income	1,054	1,079	(25)	(2.3)%
Other Real Estate Owned Income	279	617	(338)	(54.8)%
Commercial Loan Swap Fee Income	3,120	-	3,120	NM
Other	1,177	906	271	29.9%
Total Noninterest Income	$20,991	$12,361	$8,630	69.8%

NM - percentage not meaningful

Noninterest income increased $2.1 million, or 59.8%, to $5.6 million, excluding net securities gain on sales, for the three months ending September 30, 2020 as compared to the same period of 2019. Noninterest income increased $4.3 million, or 40.0%, to $15.1 million from $10.8 million, excluding net securities gain on sales, for the nine months ending September 30, 2020 as compared to the same period in 2019.

The increase was primarily due to commercial loan swap fee income of $1.6 million and $3.1 million in the three and nine month periods ended September 30, 2020 as compared to the same periods in 2019, respectively, due to the high demand for this product in the current low interest rate environment.

Also contributing to the increase in the nine month comparison is an increase of $1.0 million in insurance income related to the adoption of ASU 2014-09, (Topic 606), Revenue from Contracts with Customers, by our provider. Debit card interchange fees increased by $0.2 million and $0.4 million in the three and nine month periods ended September 30, 2020, respectively, as compared to the same periods in 2019.

Offsetting these increases was a decrease in service charges, commissions and fees of $0.2 million in the nine month comparison of 2020 as compared to the same period of 2019 due to COVID-19 waivers.

OREO income declined due to the sale of several large commercial properties that generated income. This resulted in a decrease of $0.3 million in the nine month period comparison of 2020 as compared to the same period of 2019.

CARTER BANK & TRUST

ITEM 2. MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS (continued)

Noninterest Expense

	Three Months Ended September 30,
(Dollars in Thousands)	2020	2019	$ Change	% Change
Salaries and Employee Benefits	$13,036	$12,952	$84	0.6%
Occupancy Expense, net	3,413	3,040	373	12.3%
FDIC Insurance Expense	547	(426)	973	228.4%
Other Taxes	809	747	62	8.3%
Advertising Expense	404	205	199	97.1%
Telephone Expense	578	557	21	3.8%
Professional and Legal Fees	1,474	1,318	156	11.8%
Data Processing	836	556	280	50.4%
Losses on Sales and Write-downs of Other Real Estate Owned, net	1,305	293	1,012	NM
Losses on Sales and Write-downs of Bank Premises, net	17	31	(14)	(45.2)%
Debit Card Expense	764	620	144	23.2%
Tax Credit Amortization	272	563	(291)	(51.7)%
Unfunded Loan Commitment Expense	(348)	158	(506)	NM
Other Real Estate Owned Expense	94	167	(73)	(43.7)%
Other	1,907	1,996	(89)	(4.5)%
Total Noninterest Expense before Goodwill Impairment	$25,108	$22,777	$2,331	10.2%
Goodwill Impairment	62,192	-	62,192	NM
Total Noninterest Expense	$87,300	$22,777	$64,523	283.3%

NM - percentage not meaningful

	Nine Months Ended September 30,
(Dollars in Thousands)	2020	2019	$ Change	% Change
Salaries and Employee Benefits	$39,106	$37,796	$1,310	3.5%
Occupancy Expense, net	10,077	8,703	1,374	15.8%
FDIC Insurance Expense	1,628	721	907	125.8%
Other Taxes	2,343	2,101	242	11.5%
Advertising Expense	1,410	702	708	100.9%
Telephone Expense	1,725	1,624	101	6.2%
Professional and Legal Fees	3,310	2,947	363	12.3%
Data Processing	1,917	1,775	142	8.0%
Losses on Sales and Write-downs of Other Real Estate Owned, net	1,357	569	788	138.5%
Losses on Sales and Write-downs of Bank Premises, net	88	23	65	282.6%
Debit Card Expense	1,989	2,160	(171)	(7.9)%
Tax Credit Amortization	816	1,689	(873)	(51.7)%
Unfunded Loan Commitment Expense	251	376	(125)	(33.2)%
Other Real Estate Owned Expense	411	233	178	76.4%
Other	6,314	6,124	190	3.1%
Total Noninterest Expense before Goodwill Impairment	$72,742	$67,543	$5,199	7.7%
Goodwill Impairment	62,192	-	62,192	NM
Total Noninterest Expense	$134,934	$67,543	$67,391	99.8%

NM - percentage not meaningful

CARTER BANK & TRUST

ITEM 2. MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS (continued)

Total noninterest expense increased $64.5 million, or 283.3%, in the third quarter of 2020 to $87.3 million as compared to $22.8 million in the same period of 2019. Total noninterest expense increased $67.4 million, or 99.8%, to $134.9 million from $67.5 million for the first nine months of 2020 as compared to the same period of 2019. These increases were primarily due to a full goodwill impairment charge of $62.2 million recorded in the third quarter of 2020. Excluding the impact of this full goodwill impairment charge, noninterest expense increased $2.3 million, or 10.2%, to $25.1 million in the third quarter of 2020 as compared to $22.8 million in the same period of 2019. Excluding the impact of the full goodwill impairment charge, noninterest expense increased $5.2 million, or 7.7%, to $72.7 million for the first nine month of 2020 as compared to $67.5 million in the same period of 2019.

The increase in the nine month comparison was primarily driven by salaries and employee benefits and occupancy expenses. The increase of $1.3 million in salaries and employee benefits were primarily attributable to a $0.7 million increase of normal merit increases and a $0.6 million decrease in salary deferrals on new loan originations in the first nine months of 2020. There have not been any permanent or temporary reductions in employees as a result of COVID-19.

The $1.4 million increase in occupancy expense is a result of higher depreciation for software and equipment for ancillary products and services. Occupancy expenses increased by $0.4 million in the third quarter comparison of 2020 as compared to the same period in 2019.

FDIC expense increased by $1.0 million and $0.9 million, respectively, in the three and nine month comparisons of 2020 as compared to the same periods of 2019. This increase was primarily due to the $1.1 million one-time credit for eligible institutions available in the third quarter of 2019.

Advertising expense increased by $0.2 million and $0.7 million, respectively, in the three and nine month comparisons of 2020 versus 2019 due to our deposit acquisition strategy.

Losses and write-downs of OREO increased $1.0 million and $0.8 million, respectively, in the three and nine month comparisons of 2020 as compared to 2019. During the third quarter of 2020, eight retail branch banking offices were closed as part of our branch optimization project. Five of these branches were moved to OREO and marketed for sale resulting in a $1.1 million write-down in September of 2020.

Unfunded loan commitment expense decreased $0.5 million and $0.1 million, respectively, in the three and nine month periods ended September 30, 2020 as compared to September 30, 2019. During the first quarter of 2020, several new commitments were approved and there were increased commitments on existing lines of credit. However, total unfunded commitments are down during the last two quarters of 2020 as compared to the first quarter of 2020. This decrease, which has resulted in a negative expense, is primarily due to slowed loan demand as a result of COVID-19 and the ongoing funding mechanism on construction draws.

Provision for Income Taxes

The provision for income taxes was $0.9 million in the third quarter of 2020 as compared to $0.5 million during the same period of 2019. The provision for income taxes was $0.6 million for the nine months ended September 30, 2020 as compared to $1.4 million during the same period of 2019.

CARTER BANK & TRUST

ITEM 2. MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS (continued)

The Bank applied the “annual effective tax rate approach” in accordance with GAAP to determine the provision for income taxes, which applies an annual forecast of tax expense as a percentage of expected full year income, for the three and nine months ended September 30, 2020 and 2019.

A full goodwill impairment charge in the amount of $62.2 million was recorded in the third quarter of 2020. Excluding the full goodwill impairment charge, the effective tax rate for the third quarter of 2020 was 16% as compared to 6% for the third quarter of 2019. This nondeductible goodwill impairment charge is the reason for the increased effective tax rate for the three month period ended September 30, 2020”. Excluding the full goodwill impairment charge, the effective tax rate for the nine months ended September 30, 2020 was 5% as compared to 6% for the same period of 2019. The Bank ordinarily generates an annual effective tax rate that is less than the statutory rate of 21% due to benefits resulting from tax-exempt interest and tax credit projects, which are relatively consistent regardless of the level of pretax income.

Financial Condition

September 30, 2020

Total assets were $4.1 billion as of September 30, 2020 and $4.0 billion at December 31, 2019. Total portfolio loans increased $101.2 million, or 3.5%, to $3.0 billion as of September 30, 2020 as compared to December 31, 2019. Nonperforming loans decreased $1.6 million to $40.5 million, or 4.0%, as of September 30, 2020 as compared to $42.1 million at December 31, 2019. OREO decreased $1.9 million at September 30, 2020 as compared to December 31, 2019. Closed retail bank offices have a remaining book value of $2.5 million at September 30, 2020 and $3.0 million at December 31, 2019.

Federal Reserve Bank excess reserves increased $67.9 million at September 30, 2020 as compared to December 31, 2019 due to maintaining higher liquidity levels as a result of COVID-19.

The securities portfolio increased $35.4 million from December 31, 2019 and currently comprises 18.8% of total assets at September 30, 2020 as compared to 18.5% of total assets at December 31, 2019. The increase is a result of active balance sheet management. We have further diversified the securities portfolio as to bond types, maturities and interest rate structures.

Total deposits increased $109.5 million to $3.6 billion as of September 30, 2020 as compared to December 31, 2019. Core deposits, including noninterest-bearing and interest-bearing demand deposits, money market accounts and savings, increased by $307.3 million, or 19.9%, as compared to December 31, 2019. Offsetting these increases was the intentional runoff of $197.8 million of higher cost certificates of deposits. Noninterest-bearing deposits comprised 18.4% and 15.8% of total deposits at September 30, 2020 and December 31, 2019, respectively.

The ALL was 1.67% of total portfolio loans as of September 30, 2020, as compared to 1.34% as of December 31, 2019. General reserves as a percentage of total portfolio loans were 1.40% at September 30, 2020, as compared to 1.13% as of December 31, 2019. Included in the allowance is an increase in qualitative loss factors as a result of the estimated economic impact of COVID-19 of $9.6 million. The ALL was 123.5% of nonperforming loans as of September 30, 2020 as compared to 92.0% of nonperforming loans as of December 31, 2019. In the view of management, the ALL is adequate to absorb probable incurred losses inherent in the loan portfolio.

CARTER BANK & TRUST

ITEM 2. MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS (continued)

The Bank remains well capitalized. The Bank’s Tier 1 Capital ratio decreased to 13.08% as of September 30, 2020, as compared to 13.58% as of December 31, 2019. The Bank’s leverage ratio was 10.12% at September 30, 2020, as compared to 10.33% as of December 31, 2019. The Bank’s Total Risk-Based Capital ratio was 14.33% at September 30, 2020, as compared to 14.83% at December 31, 2019.

Securities Activity

The following table presents the composition of available-for-sale securities:

(Dollars in Thousands)	September 30, 2020	December 31, 2019	$ Change
Residential Mortgage-Backed Securities	$41,416	$52,644	$(11,228)
Commercial Mortgage-Backed Securities	10,830	19,006	(8,176)
Asset Backed Securities	129,583	109,639	19,944
Collateralized Mortgage Obligations	237,117	292,224	(55,107)
Small Business Administration	97,114	105,736	(8,622)
States and Political Subdivisions	236,099	148,480	87,619
Corporate Notes	25,827	14,888	10,939
Total Debt Securities	$777,986	$742,617	$35,369

The Bank invests in various securities in order to maintain a source of liquidity, to satisfy various pledging requirements, to increase net interest income and as a tool of the ALCO to reposition the balance sheet for interest rate risk purposes. Securities are subject to market risks that could negatively affect the level of liquidity available to the Bank. Security purchases are subject to our Investment Policy approved annually by our Board of Directors and administered through ALCO and our treasury function.

The securities portfolio increased $35.4 million, or 4.8%, and is currently 18.8% of total assets at September 30, 2020 as compared to 18.5% of total assets at December 31, 2019. The increase is a result of active balance sheet management. We have further diversified the securities portfolio as to bond types, maturities and interest rate structures.

The Bank’s entire securities portfolio is classified as available-for-sale, which allows for greater flexibility in using the securities portfolio for liquidity purposes by allowing securities to be sold when favorable market opportunities exist. Sales of securities, which resulted in a net realized gain of $5.9 million and $1.6 million during the first nine months of 2020 and 2019, respectively, were transacted to take advantage of market opportunities and reposition and diversify holdings in the securities portfolio.

Management evaluates the securities portfolio for OTTI on a quarterly basis. The Bank has determined that the unrealized losses present in our available-for-sale securities portfolio are due to changes in interest rates, not underlying credit issues with any individual securities. During the three and nine months ended September 30, 2020 and 2019, the Bank did not record any OTTI. The performance of the debt securities markets could generate impairments in future periods requiring realized losses to be reported.

CARTER BANK & TRUST

ITEM 2. MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS (continued)

Loan Composition

The composition of the loan portfolio by dollar amount is shown in the table below:

	September 30,
	2020	December 31,
(Dollars in Thousands)	(Unaudited)	2019
Commercial
Commercial Real Estate	$1,417,164	$1,365,310
Commercial and Industrial	300,951	256,798
Obligations of State and Political Subdivisions	310,610	364,869
Commercial Construction	386,343	292,827
Total Commercial Loans	2,415,068	2,279,804
Consumer
Residential Mortgages	490,343	514,538
Other Consumer	66,177	73,688
Consumer Construction	14,333	16,736
Total Consumer Loans	570,853	604,962
Total Portfolio Loans	2,985,921	2,884,766
Loans Held-for-Sale	32,104	19,714
Total Loans	$3,018,025	$2,904,480

Our loan portfolio represents our most significant source of interest income. The risk that borrowers will be unable to pay such obligations is inherent in the loan portfolio. Other conditions such as downturns in the borrower's industry or the overall economic climate can significantly impact the borrower’s ability to pay.

Total portfolio loans increased $101.2 million, or 3.5%, to $3.0 billion as of September 30, 2020 as compared to December 31, 2019. Commercial loans increased $135.3 million, or 5.9%, as of September 30, 2020 as compared to December 31, 2019. This increase in commercial loans is primarily in the commercial construction category. Consumer loans decreased $34.1 million, or 5.6% since December 31, 2019. Consumer loans decreased primarily in the residential mortgage category.

Total commercial loans represented 80.9% of total portfolio loans at September 30, 2020 and 79.0% of total portfolio loans at December 31, 2019. Within our commercial portfolio, the Commercial Real Estate (“CRE”) and Commercial Construction portfolios combined comprised $1.8 billion or 74.7% of total commercial loans and 60.4% of total portfolio loans at September 30, 2020 and comprised $1.7 billion or 72.7% of total commercial loans and 57.5% of total portfolio loans at December 31, 2019. Net deferred costs included in the portfolio balances above were $3.3 million and $5.1 million at September 30, 2020 and December 31, 2019, respectively. Discounts on purchased 1-4 family loans included in the portfolio balances above were $226 thousand and $250 thousand at September 30, 2020 and December 31, 2019, respectively.

The commercial portfolio is monitored for potential concentrations of credit risk by market, type of lending, CRE property type, Commercial & Industrial (“C&I”) and owner-occupied CRE by industry, investment CRE dependent on common tenants and industries or property types that are similarly impacted by external factors.

CARTER BANK & TRUST

ITEM 2. MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS (continued)

The economic slowdown associated with COVID-19 may have an adverse impact on the growth and asset quality of our loan portfolio, especially those industry segments being severely impacted by the pandemic.

The Bank’s exposure to hospitality at September 30, 2020 equated to approximately $491.3 million, or 16.5% of total portfolio loans. These were mostly loans secured by upscale or top tier flagged hotels, which have historically exhibited low leverage and strong operating cash flows. However, the Bank anticipates that a significant portion of the Bank’s borrowers in the hotel industry will continue to operate at occupancy levels at or below breakeven which has caused, or will continue to cause, them to draw on their existing lines of credit with other financial institutions or other sources of liquidity and may adversely affect their ability to repay existing indebtedness. These developments, together with the current economic conditions generally, may impact the value of real estate collateral in hospitality and other commercial real estate exposure. As a result, we anticipate that our financial condition, capital levels and results of operations could be adversely affected.

Portfolio loan balances to the Bank’s top 10 credit relationships were $691.5 million at September 30, 2020, with a total commitment exposure of $747.2 million. These loans are in the hospitality, golf course, agricultural, land holdings, commercial real estate (multi-family and office/retail), energy, land development, and lumber industries.

Line utilization, unused commitments, excluding consumer overdraft lines, were $360.8 million at September 30, 2020 as compared to $355.5 million at December 31, 2019. Total utilization, excluding consumer overdraft lines, was 45.32% at September 30, 2020, as compared to 51.05% at December 31, 2019. Commercial line utilization was 45.67% at September 30, 2020, as compared to 50.80% at December 31, 2019.

From time to time, the Bank has loans held-for-sale derived from two sources. First, the Bank purchases mortgage loans from another financial institution with fully executed contracts with investors. Secondly, the Bank originates and closes mortgages with fully executed contracts with investors to purchase shortly after closing. The Bank then holds the loans from both sources until funded by the investor, typically a two-week period. Loans held-for-sale were $32.1 million and $19.7 million at September 30, 2020 and December 31, 2019, respectively.

Credit Quality

On a monthly basis, a criticized asset committee meets to review watch, special mention and substandard loans within prescribed policy thresholds. These loans typically represent the highest risk of loss to us. Action plans are established and these loans are monitored through regular contact with the borrower and loan officer, review of current financial information and other documentation, review of all loan or potential loan restructures or modifications and the regular re-evaluation of assets held as collateral.

We attempt to limit our exposure to credit risk by diversifying our loan portfolio by segment, geography, collateral and industry and actively managing concentrations. When concentrations exist in certain segments, we mitigate this risk by reviewing the relevant economic indicators and risk rating trends and through stress testing of the loans in these segments. The Bank has specific loan segment limits in its loan policy. Total CRE balances should not exceed the combination of 300% of total risk based capital and growth in excess of 50% over the previous thirty-six months and construction loan balances should not exceed 100% of total risk based capital. Certain investment real estate property types and purchased loan programs have aggregate dollar limits based on management’s assessment of industry specific risks and portfolio performance. In addition, lending relationships are governed by transaction and relationship limits and guidelines are provided to promote targeted loan-to-value ratios, loan terms, and amortization periods.

CARTER BANK & TRUST

ITEM 2. MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS (continued)

Unsecured loans pose higher risk for the Bank due to the lack of a well-defined secondary source of repayment. Unsecured loans are reserved for the best quality customers with well-established businesses that operate with low financial and operating leverage and demonstrate an ability to amortize the commitment within seven to ten years. The repayment capacity of the borrower should exceed all policy guidelines for secured loans. If the borrower is unable to comply with this requirement and the Bank is willing to renew the credit facility, the line should be secured and/or begin amortization.

On a quarterly basis, the Credit Risk Committee of the Board of Directors meets to review our loan portfolio metrics, adequacy of the Allowance for Loan and Lease Losses, industry research, segmentation limits, policy and guideline exceptions, and loan review findings from the previous quarter. Annually, this same committee reviews credit related policies and policy enhancements as they become available.

Additional credit risk management practices include periodic review and update of our lending policies and procedures to support sound underwriting practices and portfolio management through portfolio stress testing. Our Loan Review department serves as a mechanism to independently monitor credit quality and assess the effectiveness of credit risk management practices to provide oversight of all corporate lending activities. The loan review function has the primary responsibility for assessing commercial credit administration and credit decision functions of purchased loans and consumer and mortgage underwriting, as well as providing input to the loan risk rating process. Our policy is to place loans in all categories in nonaccrual status when collection of interest or principal is doubtful, or generally when interest or principal payments are 90 days or more past due based on contractual terms unless the loan is well secured and in the process of collection.

The Bank has a loan review policy and annual scope report that details the level of loan review for commercial loans in a given year. Primary objectives of loan reviews include the identification of unknown risks and patterns that might influence potential future losses. In concert with significant enhancements to the underwriting process, the scope of loan review has been broadened since 2019 to include assurance testing with respect to the accuracy of the underwriting function. During 2020, the Bank used a four step approach for loan review in the following segments:

•	A review of the largest twenty pass-rated loan relationships, which represents approximately a quarter of total loans;
•	A sampling of new loans originated to include an examination of the evidence of appropriate approval, adherence to loan policy and the completeness and accuracy of the analysis contained in the approval document;
•	A sampling of Large Loan Relationships (“LLRs”) which are defined as loan relationships with aggregate exposure of at least $2 million that are not part of the top twenty review; and
•	Concentration focus reviews of identified segments that represent concentration risk, represented by collateral types including but not limited to Hospitality, Multifamily and Retail with the goal of examining patterns of loss history, document exceptions, policy exceptions and emerging trends in risk characteristics. The Bank does not typically structure these with a 30 day cleanout feature since that is difficult to measure and enforce. Instead we usually set higher debt service standards and underwrite to the ability to amortize the loan on unsecured terms.

CARTER BANK & TRUST

ITEM 2. MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS (continued)

Allowance for Loan Losses

The Bank maintains its ALL at a level determined to be adequate to absorb estimated probable credit losses inherent within the loan portfolio as of the balance sheet date and it is presented as a reserve against loans in the Consolidated Balance Sheets. Determination of an adequate ALL is inherently subjective and may be subject to significant changes from period to period. The methodology for determining the ALL has two main components: evaluation and impairment tests of individual loans and evaluation and impairment tests of certain groups of homogeneous loans with similar risk characteristics.

An inherent risk to the loan portfolio as a whole is the condition of the economy in our markets. In addition, each loan segment carries with it risks specific to the segment. The Bank develops and documents a systematic ALL methodology based on the following portfolio segments: 1) CRE, 2) C&I, 3) Obligations of States and Political Subdivisions, 4) Commercial Construction, 5) Residential Mortgages, 6) Other Consumer, and 7) Consumer Construction. The following is a discussion of the key risks by portfolio segment that management assesses in preparing the ALL.

CRE loans are secured by commercial purpose real estate, including both owner occupied properties and investment properties, for various purposes such as hotels, strip malls and apartments. Operations of the individual projects as well as global cash flows of the debtors are the primary sources of repayment for these loans. The condition of the local economy is an important indicator of risk, but there are also more specific risks depending on the collateral type as well as the business.

C&I loans are made to operating companies or manufacturers for the purpose of production, operating capacity, accounts receivable, inventory or equipment financing. Cash flow from the operations of the borrower is the primary source of repayment for these loans. The condition of the local economy is an important indicator of risk, but there are also more specific risks depending on the industry of the borrower. Collateral for these types of loans often do not have sufficient value in a distressed or liquidation scenario to satisfy the outstanding debt.

Obligations of States and Political Subdivision loans are made to local and state municipalities for various purposes including refinancing existing obligations, infrastructure up fit and expansion, or to purchase new equipment. This segment of loans may be secured by general obligations from the municipal authority or revenues generated by infrastructure and equipment financed by the Bank. The primary repayment source for these loans include the tax basis of the municipality, specific revenue streams related to the infrastructure financed, and other business operations of the municipal authority. The health and stability of state and local economies directly impacts each municipality’s tax basis and are important indicators of risk for this segment. The ability of each municipality to increase taxes and fees to offset debt service requirements give this type of loan a very low risk profile in the continuum of the Bank’s loan portfolio.

Commercial Construction loans are made to finance construction of buildings or other structures, as well as to finance the acquisition and development of raw land for various purposes. While the risk of these loans is generally confined to the construction period, if there are problems, the project may not be completed, and as such, may not provide sufficient cash flow on its own to service the debt or have sufficient value in a liquidation to cover the outstanding principal. The condition of the local economy is an important indicator of risk, but there are also more specific risks depending on the type of project and the experience and resources of the developer.

CARTER BANK & TRUST

ITEM 2. MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS (continued)

Residential Mortgages are loans secured by first and second liens such as home equity loans, home equity lines of credit and 1-4 family residential mortgages, including purchase money mortgages. The primary source of repayment for these loans is the income and assets of the borrower. The condition of the local economy, in particular the unemployment rate, is an important indicator of risk for this segment. The state of the local housing market can also have a significant impact on this segment because low demand and/or declining home values can limit the ability of borrowers to sell a property and satisfy the debt.

Consumer loans are made to individuals and may be secured by assets other than 1-4 family residences, as well as unsecured loans. This segment includes auto loans and unsecured loans and lines. The primary source of repayment for these loans is the income and assets of the borrower. The condition of the local economy, in particular the unemployment rate, is an important indicator of risk for this segment. The value of the collateral, if there is any, is less likely to be a source of repayment due to less certain collateral values.

Consumer Construction loans are made for the construction of residential homes for which a binding sales contract exists and generally are for a period of time sufficient to complete construction. Residential construction loans to individuals generally provide for the payment of interest only during the construction phase. Credit risk for residential real estate construction loans can arise from construction delays, cost overruns, failure of the contractor to complete the project to specifications and economic conditions that could impact demand for or supply of the property being constructed.

The ALL was $50.0 million, or 1.67% of total portfolio loans at September 30, 2020, as compared to $38.8 million, or 1.34% of total portfolio loans at December 31, 2019.

The increase in the ALL of $11.2 million was primarily due to a $1.8 million increase in the specific reserve for impaired loans combined with a $9.4 million increase in the reserve for loans collectively evaluated for impairment at September 30, 2020, as compared to December 31, 2019. Included in the general reserve is the impact of an increase in qualitative loss factors as a result of the estimated economic impact of COVID-19 of $9.6 million. The Bank adjusted qualitative risk factors under its incurred loss model for economic conditions, changes in payment deferral procedures, expected changes in collateral values due to reduced cash flows and external factors such as government actions. Management believes the uncertainty regarding customers’ ability to repay loans could be adversely impacted by the COVID-19 pandemic given higher unemployment rates, requests for payment deferrals, temporary business shutdowns and reduced consumer and business spending. The $1.8 million increase in the specific reserve for impaired loans since December 31, 2019 was due to the addition of a $1.4 million reserve on one credit relationship and a net collective addition of $0.4 million to the existing impaired relationships at December 31, 2019. Please reference Note 5 Allowance for Loan Losses for additional information.

Net charge-offs were $2.0 million for the nine month period ended September 30, 2020. Special mention, substandard and doubtful loans at September 30, 2020 decreased by $9.3 million to $424.9 million compared to $434.2 million at December 31, 2019, with an increase of $5.1 million in special mention and a decrease of $14.4 million in substandard.

CARTER BANK & TRUST

ITEM 2. MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS (continued)

The Bank individually evaluates all impaired loans equal to or greater than $1.0 million for additional impairment. A loan is impaired when, based on current information and events, it is probable that the Bank will be unable to collect all amounts when due according to the contractual terms of the loan agreement. Our methodology for evaluating whether a loan is impaired includes risk-rating credits on an individual basis and consideration of the borrower’s overall financial condition, payment history and available cash resources. In measuring impairment, the Bank primarily utilizes fair market value of the collateral; however, the Bank also uses the discounted cash flow method for loans that are not deemed to be collateral dependent at the time of impairment.

Troubled debt restructurings, or (“TDRs”), whether on accrual or nonaccrual status, are also classified as impaired loans. TDRs are loans where the Bank for economic or legal reasons related to a borrower’s financial difficulties, grant a concession to the borrower that the Bank would not otherwise grant. The Bank strives to identify borrowers in financial difficulty early and work with them to modify the terms before their loan reaches nonaccrual status. These modified terms generally include extensions of maturity dates at a stated interest rate lower than the current market rate for a new loan with similar risk characteristics, reductions in contractual interest rates or principal deferment. While unusual, there may be instances of principal forgiveness. These modifications are generally for longer term periods that would not be considered insignificant.

An accruing loan that is modified into a TDR can remain in accrual status if, based on a current credit analysis, collection of principal and interest in accordance with the modified terms is reasonably assured, and the borrower has demonstrated sustained historical repayment performance for a reasonable period before the modification. All TDRs are considered to be impaired loans and will be reported as impaired loans for their remaining lives, unless the restructuring agreement specifies an interest rate equal to or greater than the rate that would be accepted at the time of the restructuring for a new loan with comparable risk and the Bank fully expects that the remaining principal and interest will be collected according to the restructured agreement. The Bank individually evaluates all impaired loans, which includes TDRs, equal to or greater than $1.0 million for additional impairment. In addition, the Bank evaluates credits with balances less than $1.0 million for impairment that may have complex loan structures. Nonaccruing TDRs can be returned to accruing status if the ultimate collectability of all contractual amounts due, according to the restructured agreement, is not in doubt and there is a period of a minimum of six months of satisfactory payment performance by the borrower either immediately before or after the restructuring.

As an example, consider a substandard commercial construction loan that is currently 90 days past due where the loan is restructured to extend the maturity date for a period longer than would be considered an insignificant period of time. The post-modification interest rate given to the borrower is considered to be lower than the current market rate for new debt with similar risk and all other terms remain the same according to the original loan agreement. This loan will be considered a TDR as the borrower is experiencing financial difficulty and a concession has been granted due to the long extension, resulting in payment delay as well as the rate being lower than current market rate for new debt with similar risk. The loan will be reported as a nonaccrual TDR and an impaired loan. In addition, the loan could be charged down to the fair value of the collateral if a confirmed loss exists. If the loan subsequently performs, by means of making on-time principal and interest payments according to the newly restructured terms for a period of six months, and it is expected that all remaining principal and interest will be collected according to the terms of the restructured agreement, the loan will be returned to accrual status and reported as an accruing TDR. The loan will remain an impaired loan for the remaining life of the loan because the interest rate was not adjusted to be equal to or greater than the rate that would be accepted at the time of the restructuring for a new loan with comparable risk.

CARTER BANK & TRUST

ITEM 2. MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS (continued)

The following table summarizes the Bank’s troubled debt restructured loans as of the dates presented:

	September 30, 2020			December 31, 2019
	Performing	Nonperforming	Total	Performing	Nonperforming	Total
(Dollars in Thousands)	TDRs	TDRs	TDRs	TDRs	TDRs	TDRs
Commercial
Commercial Real Estate	$6,174	$28,599	$34,773	$3,183	$30,073	$33,256
Commercial and Industrial	-	-	-	-	390	390
Obligations of State and Political Subdivisions	-	-	-	-	-	-
Commercial Construction	52,481	4,249	56,730	53,116	4,242	57,358
Total Commercial TDRs	58,655	32,848	91,503	56,299	34,705	91,004
Consumer
Residential Mortgages	51,665	-	51,665	52,966	-	52,966
Other Consumer	-	-	-	-	-	-
Consumer Construction	-	-	-	-	-	-
Total Consumer TDRs	51,665	-	51,665	52,966	-	52,966
Total TDRs	$110,320	$32,848	$143,168	$109,265	$34,705	$143,970

TDRs decreased $0.8 million to $143.2 million at September 30, 2020, as compared to $144.0 million at December 31, 2019. The decrease is primarily due to principal pay-downs in the amount of $4.4 million, offset by $0.5 million of draws on commitments and $3.1 million in new performing TDRs. Total TDRs of $32.8 million and $34.7 million were on nonaccrual at September 30, 2020 and December 31, 2019, respectively. There were minimal commitments to lend additional funds on relationships identified as TDRs in the amount of $0.5 million as of September 30, 2020.

Our charge-off policy for commercial loans requires that loans and other obligations that are not collectible be promptly charged-off when the loss becomes quantifiable, regardless of the delinquency status of the loan. The Bank may elect to recognize a partial charge-off when management has determined that the value of collateral is less than the remaining investment in the loan. A loan or obligation does not need to be charged-off, regardless of delinquency status, if (i) management has determined there exists sufficient collateral to protect the remaining loan balance and (ii) there exists a strategy to liquidate the collateral. Management may also consider a number of other factors to determine when a charge-off is appropriate. These factors may include, but are not limited to:

• The status of a bankruptcy proceeding

• The value of collateral and probability of successful liquidation; and/or

• The status of adverse proceedings or litigation that may result in collection

Consumer unsecured loans and secured loans are evaluated for charge-off after the loan becomes 90 days past due. Unsecured loans are fully charged-off and secured loans are charged-off to the estimated fair value of the collateral less the cost to sell.

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ITEM 2. MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS (Continued)

Our policy is to place loans in all categories in nonaccrual status when collection of interest or principal is doubtful, or generally when interest or principal payments are 90 days or more past due.

Nonperforming assets consist of nonaccrual loans, nonaccrual TDRs and OREO. The following table summarizes nonperforming assets for the dates presented:

(Dollars in Thousands)	September 30,	December 31,
Nonperforming Loans	2020	2019
Commercial Real Estate	$235	$1,017
Commercial and Industrial	159	77
Obligations of State and Political Subdivisions	-	-
Commercial Construction	3,748	3,210
Residential Mortgages	3,310	2,857
Other Consumer	152	267
Consumer Construction	-	-
Total Nonperforming Loans	7,604	7,428

Nonperforming Troubled Debt Restructurings
Commercial Real Estate	28,599	30,073
Commercial and Industrial	-	390
Obligations of State and Political Subdivisions	-	-
Commercial Construction	4,249	4,242
Residential Mortgages	-	-
Other Consumer	-	-
Consumer Construction	-	-
Total Nonperforming Troubled Debt Restructurings	32,848	34,705
Total Nonperforming Loans and Troubled Debt Restructurings	40,452	42,133
Other Real Estate Owned	16,410	18,324
Total Nonperforming Assets	$56,862	$60,457

Nonperforming Loans and Troubled Debt Restructurings to Total Portfolio Loans	1.35%	1.46%
Nonperforming Assets to Total Portfolio Loans plus OREO	1.89%	2.08%

Nonperforming assets, or NPAs, decreased $3.6 million to $56.9 million at September 30, 2020 as compared to $60.5 million at December 31, 2019. The decrease was due to a decline in nonperforming loans and OREO. The decrease in nonperforming loans was primarily due to pay-downs during the first nine months of 2020, offset by draws on minimal commitments. Total OREO decreased $1.9 million at September 30, 2020 as compared to December 31, 2019. This decrease was primarily due to sales of properties during the first nine months of 2020, offset by transfers into OREO during the same period. Eight retail branch banking offices were closed during the third quarter of 2020 as part of our branch optimization project. Five of these branches were moved to OREO during the third quarter of 2020 and marketed for sale resulting in a $1.1 million write-down. Closed retail bank offices have a remaining book value of $2.5 million at September 30, 2020 and $3.0 million at December 31, 2019.

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CARTER BANK & TRUST

ITEM 2. MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS (continued)

The following table summarizes loans past due 30-89 days for the periods presented:

	September 30,	December 31,
(Dollars in Thousands)	2020	2019
Loans 30 to 89 Days Past Due
Commercial
Commercial Real Estate	$80	$1,220
Commercial and Industrial	126	161
Obligations of State and Political Subdivisions	-	236
Commercial Construction	172	228
Total Commercial Loans	378	1,845
Consumer
Residential Mortgages	1,499	942
Other Consumer	571	1,283
Consumer Construction	-	-
Total Consumer Loans	2,070	2,225
Total Loans 30 to 89 Days Past Due	$2,448	$4,070

Loans past due 30 to 89 days decreased $1.7 million to $2.4 million at September 30, 2020 as compared to $4.1 million at December 31, 2019. Total past dues on commercial loans decreased $1.5 million, primarily in the commercial real estate category. Total past dues on consumer loans decreased by $0.2 million primarily due to an increase in residential mortgages, offset by a decrease in the other consumer category.

There were no loans past due 90 days or more and still accruing at September 30, 2020 or December 31, 2019.

Deposits

The following table presents the composition of deposits:

(Dollars in Thousands)	September 30, 2020	December 31, 2019	$ Change	% Change
Noninterest-Bearing Demand	$665,813	$554,875	$110,938	20.0%
Interest-Bearing Demand	351,066	286,561	64,505	22.5%
Money Market	211,465	140,589	70,876	50.4%
Savings	622,806	561,814	60,992	10.9%
Certificates of Deposits	1,762,645	1,960,406	(197,761)	(10.1)%
Total	$3,613,795	$3,504,245	$109,550	3.1%

Total deposits increased $109.5 million, or 3.1%, to $3.6 billion as of September 30, 2020 as compared to December 31, 2019. Certificates of deposits decreased $197.8 million, or 10.1%, as of September 30, 2020 as compared to December 31, 2019 due to an intentional runoff of these higher cost deposits. Noninterest-bearing demand deposits increased by $110.9 million, or 20.0%, to $665.8 million as of September 30, 2020 as compared to December 31, 2019. Interest-bearing demand deposits and money market accounts increased by $135.4 million as of September 30, 2020 as compared to December 31, 2019. Money market accounts increased due to recent special rate promotions. Savings accounts increased $61.0 million, or 10.9%, as of September 30, 2020 as compared to December 31, 2019. Noninterest-bearing deposits comprised 18.4% and 15.8% of total deposits at September 30, 2020 and December 31, 2019, respectively.

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CARTER BANK & TRUST

ITEM 2. MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS (Continued)

Federal Home Loan Bank Advances

Borrowings are an additional source of liquidity for the Bank. Long-term borrowings are for terms greater than one year and consist of Federal Home Loan Bank (“FHLB”) advances. FHLB borrowings were $35.0 million and $10.0 million at September 30, 2020 and December 31, 2019, respectively. FHLB borrowings are fixed rate advances for various terms and are currently secured by a blanket lien on select residential mortgages at September 30, 2020. Total loans pledged as collateral were $290.8 million and $284.6 million at September 30, 2020 and December 31, 2019, respectively. There were no securities available-for-sale pledged as collateral at September 30, 2020. Total securities available-for-sale pledged as collateral were $28.6 million at December 31, 2019. The Bank is eligible to borrow up to an additional $205.5 million based upon current qualifying collateral and has a maximum borrowing capacity of approximately $1.0 billion, or 25% of the Bank’s assets, as of September 30, 2020.

Information pertaining to long-term borrowings is summarized in the table below:

(Dollars in Thousands)	September 30, 2020	December 31, 2019
Balance at Period End	$35,000	$10,000
Average Balance during Period	29,161	2,329
Average Interest Rate during the Period	1.19%	1.63%
Maximum Month-end Balance during the Period	35,000	10,000
Average Interest Rate at Period End	1.13%	1.63%

The Bank held FHLB Atlanta stock of $5.1 million and $4.1 million at September 30, 2020 and December 31, 2019, respectively. Dividends recognized on this restricted stock were $39 thousand and $170 thousand for the quarter and nine month period ended September 30, 2020, respectively. Dividends recognized were $58 thousand and $84 thousand for the quarter and nine month period ended September 30, 2019. The investment is carried at cost and evaluated for impairment based on the ultimate recoverability of the par value. We hold FHLB stock because we are a member of the FHLB of Atlanta. The FHLB requires members to purchase and hold a specified level of FHLB stock based upon the members’ asset values, level of borrowings and participation in other programs offered. Stock in the FHLB is non-marketable and is redeemable at the discretion of the FHLB. Members do not purchase stock in the FHLB for the same reasons that traditional equity investors acquire stock in an investor-owned enterprise. Rather, members purchase stock to obtain access to the products and services offered by the FHLB. Unlike equity securities of traditional for-profit enterprises, the stock of the FHLB does not provide its holders with an opportunity for capital appreciation because, by regulation, FHLB stock can only be purchased, redeemed and transferred at par value. The Bank reviewed and evaluated FHLB stock for OTTI at September 30, 2020. The Bank reviews factors such as earnings, capital ratios, and dividend paying capacity in its evaluation of impairment. The Bank believes that there is sufficient evidence to conclude that there is no impairment at September 30, 2020.

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ITEM 2. MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS (Continued)

Liquidity and Capital Resources

Liquidity is defined as a financial institution’s ability to meet its cash and collateral obligations at a reasonable cost. This includes the ability to satisfy the financial needs of depositors who want to withdraw funds or borrowers access to funds to meet their credit needs. In order to manage liquidity risk our Board of Directors has delegated authority to the ALCO for formulation, implementation and oversight of liquidity risk management for the Bank. The ALCO’s goal is to maintain adequate levels of liquidity at a reasonable cost to meet funding needs in both a normal operating environment and for potential liquidity stress events. The ALCO monitors and manages liquidity through various ratios, reviewing cash flow projections, performing stress tests and by having a detailed contingency funding plan. The ALCO policy guidelines define graduated risk tolerance levels. If our liquidity position moves to a level that has been defined as high risk, specific actions are required, such as increased monitoring or the development of an action plan to reduce the risk position.

Our primary funding and liquidity source is a stable customer deposit base. The Bank believes we have the ability to retain existing and attract new deposits, mitigating any funding dependency on other more volatile sources. Although deposits are the primary source of funds, the Bank has identified various other funding sources that can be used as part of our normal funding program when either a structure or cost efficiency has been identified. Additional funding sources accessible to the Bank include borrowing availability at the FHLB of Atlanta, equal to 25% of the Bank’s assets approximating $1.0 billion, subject to the amount of eligible collateral pledged, federal funds lines with six other correspondent financial institutions in the amount of $115.0 million and the brokered deposit market. In addition to the lines referenced above, the Bank also has its available-for-sale investment securities portfolio as an additional source of liquidity.

As a result of the onset of the COVID-19 pandemic, there is an increased emphasis on solidifying, monitoring and managing our liquidity position. We believe our liquidity position is strong. An important component of our ability to effectively respond to potential liquidity stress events is maintaining a cushion of highly liquid assets. Highly liquid assets are those that can be converted to cash quickly, with little or no loss in value, to meet financial obligations. At September 30, 2020, the Bank had $797.2 million in highly liquid assets, which consisted of $113.5 million of interest-bearing deposits with banks and Federal Reserve Bank Excess Reserves, $651.6 million in unpledged securities and $32.1 million in loans held-for-sale. This resulted in highly liquid assets to total assets ratio of 19.3% at September 30, 2020.

The following table provides detail of liquidity sources as of the periods presented:

(Dollars in Thousands)	September 30, 2020	December 31, 2019
Cash and Due From Banks	$37,688	$41,386
Interest Bearing Deposits	6,267	45,156
Excess Reserves	107,219	39,270
Unpledged Investment Securities	651,586	592,065
Excess Pledged Securities	25,589	16,030
FHLB Borrowing Availability	205,468	242,188
Unsecured Lines of Credit	115,000	115,000
Total Liquidity Sources	$1,148,817	$1,091,095

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CARTER BANK & TRUST

ITEM 2. MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS (Continued)

Regulatory Capital Requirements

Shareholders’ equity decreased $38.3 million, or 8.1%, to $434.8 million at September 30, 2020, as compared to $473.1 million at December 31, 2019. The decrease in shareholders’ equity is primarily due to a net loss of $48.8 million, a special dividend of $3.7 million paid in March of 2020, both offset by an increase in other comprehensive income of $13.4 million. Other comprehensive income of $13.4 million was primarily due to an increase in net unrealized gains on securities available-for-sale driven by a change in interest rates during the period. The remaining difference of $0.8 million is related to restricted stock activity during the first nine months of 2020.

The Bank continues to maintain its capital position with a leverage ratio of 10.12% as compared to the regulatory guideline of 5.0% to be well-capitalized and a risk-based Common Equity Tier 1 ratio of 13.08% compared to the regulatory guideline of 6.5% to be well-capitalized. Our risk-based Tier 1 and Total Capital ratios were 13.08% and 14.33%, respectively, which places the Bank above the federal bank regulatory agencies’ well-capitalized guidelines of 8.0% and 10.0%, respectively. We believe that we have the ability to raise additional capital, if necessary.

In July 2013 the federal banking agencies issued a final rule to implement Basel III (which were agreements reached in July 2010 by the international oversight body of the Basel Committee on Banking Supervision to require more and higher quality capital) and the minimum leverage and risk-based capital requirements of the Dodd-Frank Act. The final rule established a comprehensive capital framework and went into effect on January 1, 2015 for smaller banking organizations such as the Bank. The rule also required the Bank to maintain a capital conservation buffer composed of Common Equity Tier 1 capital in an amount greater than 2.50% of total risk-weighted assets beginning in 2019. The capital conservation buffer was scheduled to phase in over several years. The capital conservation buffer was .25% in 2016, .50% in 2017, .75% in 2018, and increased to 1.00% in 2019 and beyond. As a result, starting in 2019, the Bank must maintain a Common Equity Tier I risk-based capital ratio greater than 7.0%, a Tier 1 risk-based capital ratio greater than 8.5%, and a Total risk-based capital ratio greater than 10.5%; otherwise, the Bank will be subject to restrictions on capital distributions and discretionary bonus payments. Now that the new rule is fully phased in, the minimum capital requirements plus the capital conservation buffer exceeds the regulatory capital ratios required for an insured depository institution to be well-capitalized under the FDIC’s prompt corrective action framework.

Federal regulators periodically propose amendments to the regulatory capital rules and the related regulatory framework and consider changes to the capital standards that could significantly increase the amount of capital needed to meet applicable standards. The timing of adoption, ultimate form and effect of any such proposed amendments cannot be predicted.

The community bank leverage ratio final rule was effective on January 1, 2020 and allows qualifying community banking organizations to calculate a leverage ratio to measure capital adequacy. Qualifying banking organizations have less than $10 billion total assets, have a leverage ratio of greater than 9%, and meet other criteria such as off-balance sheet exposures and trading assets limits. Banks opting into this framework are not required to calculate or report risk-based capital. The Bank did not adopt this framework; thefore, capital ratios are calculated and reported as detailed below.

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CARTER BANK & TRUST

ITEM 2. MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS (Continued)

The following table summarizes capital amounts and ratios for the Bank for the dates presented:

			September 30, 2020			December 31, 2019
(Dollars in Thousands)	Minimum Value (1)	Well- Capitalized (2)	Amount	Ratio	Minimum Amount (1)	Amount	Ratio	Minimum Amount (1)
Tier 1 Leverage Ratio	4.00%	5.00%	$421,300	10.12%	166,495	$410,793	10.33%	158,993
Common Equity Tier 1 Capital Ratio	4.50%	6.50%	421,300	13.08%	144,984	410,793	13.58%	136,126
Tier 1 Capital Ratio	6.00%	8.00%	421,300	13.08%	193,312	410,793	13.58%	181,501
Total Risk-Based Capital Ratio	8.00%	10.00%	461,701	14.33%	257,749	448,622	14.83%	242,002

(1)	Minimum requirements to remain adequately capitalized.
(2)	Well-capitalized under prompt corrective action regulations.

ITEM 3. QUANTITATIVE AND QUALITATIVE DISCLOSURES ABOUT MARKET RISK

Market Risk

Market risk is defined as the degree to which changes in interest rates, foreign exchange rates, commodity prices, or equity prices can adversely affect a financial institution’s earnings or capital. For financial institutions market risk primarily reflects exposures to changes in interest rates. Interest rate fluctuations affect earnings by changing net interest income and other interest-sensitive income and expense levels. Interest rate changes affect capital by changing the net present value of a bank’s future cash flows, and the cash flows themselves, as rates change. Accepting this risk is a normal part of banking and can be an important source of profitability and enhancing shareholder value. However, excessive interest rate risk can threaten a bank’s earnings, capital, liquidity and solvency. Our sensitivity to changes in interest rate movements is continually monitored by the ALCO.

The ALCO utilizes an asset liability model (“ALM”) to monitor and manages market risk through net interest income simulation for various rate shock scenarios and economic value of equity, or (“EVE”), simulation for various rate shock scenarios. The rate shock scenarios used in the ALM span over multiple time horizons and yield curve shapes and include parallel and non-parallel shifts to ensure the ALCO can mitigate future earnings and market value fluctuations due to changes in market interest rates.

Within the context of the ALM, net interest income rate shock simulations explicitly measure the exposure to earnings from changes in market rates of interest over a defined time horizon. These robust simulations include assumptions of how the balance sheet will react in different rate environments including loan pre-payment speeds, average life of non maturing deposits, and how sensitive each interest-earning asset and interest-bearing liability is to changes in market rates (betas). Under simulation analysis, our current financial position is combined with assumptions regarding future business to calculate net interest income under various hypothetical rate scenarios. Reviewing these various measures provides us with a more comprehensive view of our interest rate risk profile.

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CARTER BANK & TRUST

ITEM 3. QUANTITATIVE AND QUALITATIVE DISCLOSURES ABOUT MARKET RISK (Continued)

Net interest income rate shock simulation results are compared to a base case to provide an estimate of the impact that market rate changes may have on 12 months and 24 months of pretax net interest income. The base case and rate shock analyses are performed on a static and growth balance sheet. A static balance sheet is a no growth balance sheet in which all maturing and/or repricing cash flows are reinvested in the same product at the existing product spread. Rate shock analyses assume an immediate parallel shift in market interest rates and also include management assumptions regarding the impact of interest rate changes on non-maturity deposit products (noninterest-bearing demand, interest-bearing demand, money market and savings) and changes in the prepayment behavior of loans and securities with optionality. Our policy guidelines limit the change in pretax net interest income over a 12 month horizon using rate shocks of +/- 100, 200, 300 and 400 basis points. We have temporarily suspended the -300 and -400 basis point rate shock analyses in 2020 because the Bank does not shock for negative interest rates. Due to the low interest rate environment, we believe the impact to net interest income when evaluating the -300 and -400 basis point rate shock scenarios does not provide meaningful insight into our interest rate risk position.

In order to monitor interest rate risk beyond the 24 month time horizon of rate shocks, we also perform EVE analyses. EVE represents the present value of all asset cash flows minus the present value of all liability cash flows. EVE rate change results are compared to a base case to determine the impact that market rate changes may have on our EVE. As with rate shock analysis, EVE analyses incorporate management assumptions regarding prepayment behavior of fixed rate loans and securities with optionality and the behavior and value of non-maturity deposit products. Our policy guidelines limit the change in EVE given changes in rates of +/- 100, 200, 300 and 400 basis points. We have also temporarily suspended the EVE -300 and -400 basis point scenarios in 2020 due to the low interest rate environment.

The tables below reflect the net interest income rate shock analyses and EVE analyses results for the periods presented utilizing a static balance sheet. All percentage changes presented are within prescribed ranges set by management.

	September 30, 2020
Change in Interest Rate	% Change in Pretax	% Change in Economic
(basis points)	Net Interest Income	Value of Equity
400	34.2%	21.4%
300	26.5%	18.0%
200	18.1%	13.8%
100	9.1%	8.2%
(100)	-2.1%	-1.1%
(200)	-2.2%	17.0%

	December 31, 2019
Change in Interest Rate	% Change in Pretax	% Change in Economic
(basis points)	Net Interest Income	Value of Equity
400	24.1%	1.4%
300	19.1%	2.2%
200	13.4%	2.9%
100	7.1%	2.5%
(100)	-8.6%	-7.0%
(200)	-15.9%	-14.1%

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CARTER BANK & TRUST

ITEM 3. QUANTITATIVE AND QUALITATIVE DISCLOSURES ABOUT MARKET RISK (Continued)

The results from the net interest income rate shock analysis are consistent with having an asset sensitive balance sheet, when adjusted for repricing correlations (betas). The above table indicates that in a rising interest rate environment, the Bank is positioned to have increased pretax net interest income for the same asset base due to the balance sheet composition, related maturity structures, repricing floors, and repricing correlations to market interest rates for assets and liabilities. Conversely, in a declining interest rate environment the Bank is positioned to have decreased pretax net interest income for the same reasons discussed above.

In addition to rate shocks and EVE analyses, sensitivity analyses are performed to help us identify which model assumptions are critical and cause the greatest impact on pretax net interest income. Sensitivity analyses include changing prepayment behavior of loans and securities with optionality, repricing correlations, and the impact of interest rate changes on non-maturity deposit products (decay rates).

ITEM 4 - CONTROLS AND PROCEDURES

Based on the evaluation required by Securities Exchange Act Rules 13a-15(b) and 15d-15(b), the Bank’s management, including the Chief Executive Officer and Chief Financial Officer, conducted an evaluation of the effectiveness of disclosure controls and procedures, as defined in Securities Exchange Act Rules 13a-15(e) and 15d-15(e), at September 30, 2020.  Based on and as of the date of that evaluation, the Chief Executive Officer and Chief Financial Officer concluded that the design and operation of our disclosure controls and procedures were not effective due to a material weakness in the Bank’s internal controls over financial reporting, as described below. Other than the material weakness which was identified as a result of an error that occurred during the quarter ended December 31, 2019, there have been no other changes in Bank’s internal control over financial reporting that occurred during the quarter ended September 30, 2020 that have materially affected, or are reasonably likely to materially affect, the Bank’s internal control over financial reporting.

As of December 31, 2019, management including the CEO and CFO, assessed the effectiveness of the Bank’s internal control over financial reporting based on the criteria established in “Internal Control—Integrated Framework” issued by the Committee of Sponsoring Organizations of the Treadway Commission (“COSO”).

Based upon this assessment, management determined that, as of December 31, 2019, the control deficiency described in the following paragraph constituted a material weakness. A material weakness is a deficiency, or a combination of deficiencies, in internal control over financial reporting, such that there is a reasonable possibility that a material misstatement of the Bank’s annual or interim financial statements will not be prevented or detected on a timely basis.

As of December 31, 2019, we did not maintain effective controls over the completeness and accuracy of impaired loans, including calculations and supporting information.  A material weakness existed related to ineffective control of the valuation and existence of unique, complex collateral associated with two collateral-dependent impaired loans that are part of the same relationship. The Bank relied on stale appraisal information in order to support the underlying assumptions and methodologies to determine fair value and existence of the complex collateral. The appraisals were incomplete and did not adequately support the valuation and existence of the complex, unique collateral.

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ITEM 4 - CONTROLS AND PROCEDURES (Continued)

As a result of this material weakness, we concluded that the Bank did not maintain effective internal control over financial reporting as of December 31, 2019, based on the criteria established in “Internal Control—Integrated Framework” issued by COSO.

Plan for Remediation of Material Weakness that Existed as of December 31, 2019

Management is committed to continuing efforts to improve the design and operation of our internal controls, including taking all necessary steps to remediate the material weakness identified above. We are addressing the material weakness by defining expectations for validating assumptions accompanying appraisals and plan to test and remediate in the fourth quarter of 2020.

PART II – OTHER INFORMATION

ITEM 1- LEGAL PROCEEDINGS

As of September 30, 2020, no material legal proceedings were pending or threatened against Carter Bank & Trust.

ITEM 1A – RISK FACTORS

As of September 30, 2020, there have been no material changes in the risk factors faced by the Bank from those disclosed in the Bank’s 2019 Annual Report on Form 10-K.

ITEM 2 – UNREGISTERED SALES OF EQUITY SECURITIES AND USE OF PROCEEDS

None.

ITEM 3 - DEFAULTS UPON SENIOR SECURITIES

None.

ITEM 4 – MINE SAFETY DISCLOSURES

None.

ITEM 5 - OTHER INFORMATION

None.

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CARTER BANK & TRUST

PART II – OTHER INFORMATION

ITEM 6 - EXHIBITS

Exhibits:

3.1	Articles of Incorporation (incorporated by reference to Exhibit 3.1 to the Bank’s Form 8-A filed with the FDIC February 23, 2007)

3.2	Amended and restated Bylaws (as adopted by the Board of Directors on December 19, 2018) (incorporated by reference to Exhibit 3.2 to the Bank’s Form 8-K filed with the FDIC December 19, 2018)

4.1	Description of Common Stock (incorporated by reference to Exhibit 4.1 to the Bank’s Form 10-K filed with the FDIC June 5, 2020)

10.1*	Qualified Profit Sharing Plan of Carter Bank & Trust (formerly the Qualified Profit Sharing Plan of each of the Merged Banks and MCOV) (incorporated by reference to Exhibit 10.1 to the Bank’s 2006 Form 10K filed with the FDIC July 6, 2007)

10.2*	Nonqualified Profit Sharing Plan of Carter Bank & Trust (formerly the Nonqualified Profit Sharing Plan of MCOV) (incorporated by reference to Exhibit 10.2 to the Bank’s 2006 Form 10K filed with the FDIC July 6, 2007)

10.3*	Employment Agreement, dated as of June 19, 2017, by and between Carter Bank & Trust and Wendy S. Bell (incorporated by reference to Exhibit 10.3 to the Bank’s Form 8-K filed with the FDIC June 20, 2017)

10.3.1*	First Amendment to Employment Agreement, dated as of December 17, 2019, by and between Carter Bank & Trust and Wendy S. Bell (incorporated by reference to Exhibit 10.3.1 to the Bank’s Form 10-K filed with the FDIC June 5, 2020)

10.4*	Employment Agreement, dated as of September 29, 2017, by and between Carter Bank & Trust and Litz Van Dyke (incorporated by reference to Exhibit 10.4 to the Bank’s Form 8-K filed with the FDIC October 3, 2017)

10.5*	First Amended and Restated Employment Agreement, dated as of December 16, 2019, by and between Carter Bank & Trust and Phyllis Q. Karavatakis (incorporated by reference to Exhibit 10.5 to the Bank’s Form 8-K/A filed with the FDIC December 17, 2019)

10.6*	Employment Agreement, dated as of September 29, 2017, by and between Carter Bank & Trust and Jane Ann Davis (incorporated by reference to Exhibit 10.6 to the Bank’s Form 8-K filed with the FDIC October 3, 2017)

10.7*	Employment Agreement, dated as of May 31, 2017, by and between Carter Bank & Trust and Bradford N. Langs (incorporated by reference to Exhibit 10.7 to the Bank’s Form 10-K filed with the FDIC March 15, 2018)

10.7.1*	First Amendment to Employment Agreement, dated as of December 17, 2019, by and between Carter Bank & Trust and Bradford N. Langs (incorporated by reference to Exhibit 10.7.1 to the Bank’s Form 10-K filed with the FDIC June 5, 2020)

10.8*	Employment Agreement, dated as of June 15, 2017, by and between Carter Bank & Trust and Matthew M. Speare (incorporated by reference to Exhibit 10.8 to the Bank’s Form 10-K filed with the FDIC March 15, 2018)

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CARTER BANK & TRUST

PART II – OTHER INFORMATION

ITEM 6 - EXHIBITS (Continued)

Exhibits:

10.9*	Carter Bank & Trust 2018 Omnibus Equity Inventive Plan (incorporated by reference to the Bank’s Proxy Statement filed with the FDIC April 30, 2018)

10.9.1*	Form of Time-Based Restricted Stock Agreement (for employee) for use under the Carter Bank & Trust 2018 Omnibus Equity Incentive Plan (incorporated by reference to Exhibit 10.9.1 to the Bank’s Form 10-K filed with the FDIC June 5, 2020)

10.9.2*	Form of Time-Based Restricted Stock Agreement (for non-employee director) for use under the Carter Bank & Trust 2018 Omnibus Equity Incentive Plan (incorporated by reference to Exhibit 10.9.2 to the Bank’s Form 10-K filed with the FDIC June 5, 2020)

10.10	Carter Bank & Trust Annual Incentive Plan as adopted November 15, 2018 (incorporated by reference to Exhibit 10.10 to the Bank’s Form 10-Q filed with the FDIC May 9, 2019)

31.1	Certification by principal executive officer pursuant to Rule 13a-14(a) (filed herewith)

31.2	Certification by principal financial officer pursuant to Rule 13a-14(a) (filed herewith)

32	Certification of principal executive officer and principal financial officer pursuant to 18 U.S.C. § 1350 (filed herewith)

*	Denotes management contract.

78

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

CARTER BANK & TRUST
(Registrant)

Date: November 3, 2020	/s/ Litz H. Van Dyke
Litz H. Van Dyke
Chief Executive Officer
(Principal Executive Officer)

Date: November 3, 2020	/s/ Wendy S. Bell
Wendy S. Bell
Senior Executive Vice President
Chief Financial Officer
(Principal Financial Officer)

79

Exhibit 31.1

CERTIFICATIONS

I, Litz H. Van Dyke, certify that:

1.	I have reviewed this quarterly report on Form 10-Q of Carter Bank & Trust;

2.	Based on my knowledge, this report does not contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements made, in light of the circumstances under which such statements were made, not misleading with respect to the period covered by this report;

3.	Based on my knowledge, the financial statements, and other financial information included in this report, fairly present in all material respects the financial condition, results of operations and cash flows of the registrant as of, and for, the periods presented in this report;

4.	The registrant’s other certifying officer and I are responsible for establishing and maintaining disclosure controls and procedures (as defined in Exchange Act Rules 13a-15(e) and 15d-15(e)) and internal control over financial reporting (as defined in Exchange Act Rules 13a-15(f) and 15d-15(f)) for the registrant and have:

(a)	Designed such disclosure controls and procedures, or caused such disclosure controls and procedures to be designed under our supervision, to ensure that material information relating to the registrant, including its consolidated subsidiaries, is made known to us by others within those entities, particularly during the period in which this report is being prepared;

(b)	Designed such internal control over financial reporting, or caused such internal control over financial reporting to be designed under our supervision, to provide reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with generally accepted accounting principles;

(c)	Evaluated the effectiveness of the registrant’s disclosure controls and procedures and presented in this report our conclusions about the effectiveness of the disclosure controls and procedures, as of the end of the period covered by this report based on such evaluation; and

(d)	Disclosed in this report any change in the registrant’s internal control over financial reporting that occurred during the registrant’s most recent fiscal quarter (the registrant’s fourth fiscal quarter in the case of an annual report) that has materially affected, or is reasonably likely to materially affect, the registrant’s internal control over financial reporting; and

5.	The registrant’s other certifying officer and I have disclosed, based on our most recent evaluation of internal control over financial reporting, to the registrant’s auditors and the audit committee of the registrant’s board of directors (or persons performing the equivalent functions):

(a)	All significant deficiencies and material weaknesses in the design or operation of internal control over financial reporting which are reasonably likely to adversely affect the registrant’s ability to record, process, summarize and report financial information; and

(b)	Any fraud, whether or not material, that involves management or other employees who have a significant role in the registrant’s internal control over financial reporting.

Dated: November 3, 2020	/s/ Litz H. Van Dyke
Litz H. Van Dyke
Chief Executive Officer
(Principal Executive Officer)

80

Exhibit 31.2

I, Wendy Bell, certify that:

1.	I have reviewed this quarterly report on Form 10-Q of Carter Bank & Trust;

2.	Based on my knowledge, this report does not contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements made, in light of the circumstances under which such statements were made, not misleading with respect to the period covered by this report;

3.	Based on my knowledge, the financial statements, and other financial information included in this report, fairly present in all material respects the financial condition, results of operations and cash flows of the registrant as of, and for, the periods presented in this report;

4.	The registrant’s other certifying officer and I are responsible for establishing and maintaining disclosure controls and procedures (as defined in Exchange Act Rules 13a-15(e) and 15d-15(e)) and internal control over financial reporting (as defined in Exchange Act Rules 13a-15(f) and 15d-15(f)) for the registrant and have:

(a)	Designed such disclosure controls and procedures, or caused such disclosure controls and procedures to be designed under our supervision, to ensure that material information relating to the registrant, including its consolidated subsidiaries, is made known to us by others within those entities, particularly during the period in which this report is being prepared;

(b)	Designed such internal control over financial reporting, or caused such internal control over financial reporting to be designed under our supervision, to provide reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with generally accepted accounting principles;

(c)	Evaluated the effectiveness of the registrant’s disclosure controls and procedures and presented in this report our conclusions about the effectiveness of the disclosure controls and procedures, as of the end of the period covered by this report based on such evaluation; and

(d)	Disclosed in this report any change in the registrant’s internal control over financial reporting that occurred during the registrant’s most recent fiscal quarter (the registrant’s fourth fiscal quarter in the case of an annual report) that has materially affected, or is reasonably likely to materially affect, the registrant’s internal control over financial reporting; and

5.	The registrant’s other certifying officer and I have disclosed, based on our most recent evaluation of internal control over financial reporting, to the registrant’s auditors and the audit committee of the registrant’s board of directors (or persons performing the equivalent functions):

(a)	All significant deficiencies and material weaknesses in the design or operation of internal control over financial reporting which are reasonably likely to adversely affect the registrant’s ability to record, process, summarize and report financial information; and

(b)	Any fraud, whether or not material, that involves management or other employees who have a significant role in the registrant’s internal control over financial reporting.

Dated: November 3, 2020	/s/ Wendy S. Bell
Wendy S. Bell
Senior Executive Vice President
Chief Financial Officer
(Principal Financial Officer)

81

Exhibit 32

CERTIFICATION OF

PRINCIPAL EXECUTIVE OFFICER AND PRINCIPAL FINANCIAL OFFICER

Pursuant to § 906 of the Sarbanes-Oxley Act of 2002 (18 U.S.C. § 1350)

The undersigned, as the principal executive officer and principal financial officer of Carter Bank & Trust, respectively, certify that, to the best of their knowledge and belief, the Quarterly Report on Form 10-Q for the period ended September 30, 2020, which accompanies this certification fully complies with the requirements of Section 13(a) of the Securities Exchange Act of 1934 and the information contained in the report fairly presents, in all material respects, the financial condition and results of operations of Carter Bank & Trust at the dates and for the periods indicated. The foregoing certification is made pursuant to § 906 of the Sarbanes-Oxley Act of 2002 (18 U.S.C. § 1350) and shall not be relied upon for any other purpose. The undersigned expressly disclaim any obligation to update the foregoing certification except as required by law.

Date: November 3, 2020	/s/ Litz H. Van Dyke
Litz H. Van Dyke
Chief Executive Officer
(Principal Executive Officer)

Date: November 3, 2020	/s/ Wendy S. Bell
Wendy S. Bell
Senior Executive Vice President
Chief Financial Officer
(Principal Financial Officer)

82